Exhibit 10.18
EXECUTIVE MEDICAL PLAN
OF GENERAL MILLS
SECTION 1
Introduction
1.1      Purpose
          The Executive Medical Plan of General Mills, as amended effective as of January 1, 2011, unless otherwise noted (the “Plan”), is maintained by General Mills, Inc. (the “Company”) to provide comprehensive health and welfare benefits to certain eligible Employees (and, where applicable, their enrolled eligible Dependents) of the Company and its Affiliates that participate in the Plan. The Plan consists of health care benefits that include Participating Medical Plans (including medical, vision, and prescription drug benefits) intended to qualify under Section 105 of the Internal Revenue Code (the “Code”). Each plan that forms a part of the Plan is referred to as a “Participating Plan” in this Plan document. The Plan is intended to constitute one employee welfare benefit plan under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
          The Plan is considered a “hybrid entity” as defined by 45 CFR Part 164.504(a) of the Standards for the Privacy of Individually Identifiable Health Information, 45 CFR Parts 160 and 164 (the “Privacy Rule”) promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). All benefits provided under the Plan constitute the health care component of the hybrid entity and shall be subject to the requirements of the Privacy Rule.
          References to the “Internal Revenue Code,” “Code,” “ERISA” or “HIPAA” include any comparable section or sections of any future legislation which amends, supplements or supersedes said Sections of the Code, ERISA or HIPAA cited herein.
1.2      Effective Date and Plan Year
          The effective date of this amendment of the Plan is January 1, 2011, unless otherwise noted. The Plan Year is the twelve (12) consecutive month period commencing each January 1.
1.3      Plan Administrator
          The Plan is administered by the Company or its designated representatives (the “Plan Administrator”). Any notice or document required to be given to or filed with the Plan or a Participating Plan will be properly given or filed if delivered to the Plan Administrator in care of General Mills, Inc., attn: Benefits Department, Number One General Mills Blvd., Minneapolis, Minnesota 55426-1348, or mailed by registered mail, postage prepaid, to the Plan Administrator in care of General Mills, Inc., attn.: Benefits Department, P.O. Box 1113, Minneapolis, MN 55440-1113.
1.4      Source or Funding of Benefits
          The Employers and Covered Persons share the cost of coverage under the Participating Plans. All premiums under fully-insured Participating Plans are remitted directly to the insurance companies (and HMOs) issuing the various Participating Plan coverage. Benefits under the Plan may be provided on either an insured or self-insured basis, or combination thereof, as shall be determined by the Company in its sole discretion. The Company and each Employer may change and/or impose Employee contribution requirements under any of the Participating Plans at any time. Eligible Employees will be notified of any change prior to their effective date.
1.5      Plan Supplements
          Supplements are attached to and form a part of the Plan for purposes of incorporating by reference the terms and provisions of the Participating Plans. From time to time, Supplements may be added for purposes of modifying provisions of the Plan or for adding or terminating Participating Plans under the Plan.

SECTION 2
Definitions
          Except as otherwise noted herein, the definitions in this Section 2 shall apply to all Participating Plans and Covered Persons.
2.1      Incorporation of Definitions
          The Participating Plans, as identified in the applicable Plan Supplement, are documented by either a plan document or Summary Plan Description, an insurance policy and certificate of coverage, or an HMO contract and HMO membership booklet. The documentation for each Participating Plan is identified and incorporated by reference in the Plan through Plan Supplements. This subsection further incorporates by reference the terms and their definitions which are specific to the documentation for each Participating Plan. Definitions under this Section 2 shall apply uniformly and without exception to all Participating Plans, and to the Plan Supplements unless otherwise specified in the applicable Supplement.
2.2      Company
          The term “Company” means General Mills, Inc.
2.3      Effective Date
          The “Effective Date” of this amendment of the Plan is January 1, 2011, unless otherwise noted.
2.4      Named Fiduciary
          The term “Named Fiduciary” means General Mills, Inc., or such other committee, entity or person to whom the Company has delegated the discretionary authority and responsibility for managing and administering the Plan in accordance with the terms of Section 8 of the Plan.
2.5      Participating Medical Plan
          The term “Participating Medical Plan” or “Participating Medical Plans” means the plan or plans specified in Plan Supplement A.
2.6      Plan
          The term “Plan” means the Executive Medical Plan of General Mills, as amended effective as of January 1, 2011.
2.7      Plan Administrator
          The term “Plan Administrator” means General Mills, Inc., or its designated representative(s).
2.8      Plan Sponsor
          The term “Plan Sponsor” means General Mills, Inc.
2.9      Summary Plan Description
          The term “Summary Plan Description” means the Summary Plan Descriptions prepared and issued by the Company for the Plan. The Summary Plan Description for an HMO is the HMO membership booklet. From time to time, the Summary Plan Description may be updated with a Summary of Material Modifications explaining any material changes to the terms of one or more of the Participating Plans governed under ERISA. Summary of Material Modifications are incorporated in and form a part of the Summary Plan Description for the Participating Plan.
SECTION 3
Eligibility, Enrollment and Participation
     Rules regarding eligibility, enrollment and participation are set forth in the applicable Participating Plan. Provided, however, that for the 2011 plan year, each participating plan subject to the Patient Protection and Affordable Care Act shall be a grandfathered plan and such plan(s) shall comply with the insurance market reforms required by such Act; including the extension of eligibility for coverage of natural, adopted, step and foster children up to age 26, unless such individual is otherwise eligible for employer sponsored coverage through their spouse or as a full-time employee.
     Notwithstanding any other provision in the Plan, the summary plan description or any other documents incident thereto, effective January 1, 2012 only participants (individuals covered by the plan on December 31, 2011) who are Survivors or who have retired or have informed senior leadership on or before April 25, 2011 of their intention to retire from the Company, and their Dependents remain eligible to participate in the Plan.
SECTION 4
Contributions
     As a condition of participation in the Plan, an eligible Employee shall make such contributions in such amounts as the Company, in its sole discretion, shall determine for each Plan Year at the time specified by the Participating Plan. For each Plan Year, each Employer shall make contributions under the Plan in such amounts and at such times as the Company in its sole discretion shall determine are appropriate.
SECTION 5
Benefits and Limitations
5.1      Summary Plan Descriptions
          The benefits and limitations under each of the Participating Plans are found in the Summary Plan Description specified in the applicable Supplement for the Participating Plan in which Covered Persons are enrolled. For purposes of this subsection, the term Summary Plan Description shall also include insurance certificates of coverage and HMO membership booklets. Provided, however, that for the 2011 plan year, each participating plan subject to the Patient Protection and Affordable Care Act shall be a grandfathered plan and such plan(s) shall comply with the insurance market reforms required by such Act; including the removal of the lifetime maximum benefit limit.
5.2      Insurance Policies and HMO Contracts
          Notwithstanding subsection 5.1 above, the specific benefits and limitations (including exclusions of benefits) specified in the insurance contract entered into by the Company and identified as fully insuring a Participating Plan in the applicable Plan Supplement, or the terms of any HMO contract, shall control with respect to that Participating Plan and class or classes of Covered Persons enrolled.
5.3      Compliance with Applicable Laws
     Notwithstanding the provisions of any Summary Plan Descriptions, insurance policies, HMO contracts or certificates of coverage to the contrary, all Participating Plans shall be administered in accordance with the applicable terms of ERISA, COBRA, HIPAA, the Newborns’ and Mothers’ Health Protection Act, the Women’s Health and Cancer Rights Act, the Mental Health Parity Act, and all other applicable federal laws.
SECTION 6
Coordination of Benefits
     The Coordination of Benefits (COB) provisions are intended to ensure that, when a Covered Person is covered both by this Plan and by another group health plan or Medicare, the Covered Person shall receive total reimbursement at a level not less than if the Covered Person had coverage only under this Plan. The Plan Administrator shall administer the Plan in accordance with this intended purpose.

     The COB provisions including the order of benefit determination and payment procedures are set forth in the applicable Summary Plan Description insurance policy and certificate of coverage or HMO contract and HMO membership booklet for in the applicable Participating Plan.
SECTION 7
COBRA Continuation Coverage
     The provisions relating to the rights of certain Covered Persons to elect to continue group health coverage under a Participating Medical if, but for such election, a qualifying event would result in a Covered Person’s loss of coverage under the Plan are described in the applicable Summary Plan Description, insurance policy and certificate of coverage, or HMO contract and HMO membership booklet for that Participating Plan. The Plan Administrator may delegate COBRA responsibilities to a committee, entity(ies) or person(s) pursuant to the provisions of ERISA.
SECTION 8
Administration of the Plan
     The Company shall be the Plan Sponsor and the Plan Administrator and shall be a Named Fiduciary of the Plan. The Company may delegate to a committee, entity(ies) or person(s) the responsibility for managing and administering the Plan pursuant to the provisions of ERISA.
SECTION 9
HIPAA
     The Plan will comply with the HIPAA privacy and security regulation. In accordance with the Privacy Rule standard at 45 C.F.R. §164.504(f), the Health Plan will disclose and will permit its Business Associates or a Health Insurance Issuer or HMO with respect to the Health Plan to disclose health information, including Protected Health Information (“PHI”), to the Plan Sponsor only as under the HIPAA Privacy Regulations.
     In accordance with the Privacy Rule, the Company has a list of employees or classes of employees and other persons under the control of the Plan Sponsor that may be given access to PHI. These listed individuals may only have access to and Use and Disclose PHI for plan administration functions that the Plan Sponsor performs for the Health Plan. And individuals who do not comply with the HIPAA regulations shall be subject to the Health Plan’s Policy on Sanctions for the Improper Use and Disclosure of PHI.
SECTION 10
Claims Procedure
          Claims for benefits and appeals of denied claims under the Plan shall be administered in accordance with Section 503 of ERISA, the regulations thereunder (and any other law that amends, supplements or supersedes said Section of ERISA), and the procedures adopted by the Plan Administrator, or its delegate, as appropriate, for such purpose which procedures are set forth in the applicable Summary Plan Description insurance policy and certificate of coverage or HMO contract and HMO membership booklet for each Participating Plan and are incorporated herein by reference. The Plan shall provide adequate notice to any claimant whose claim for benefits under the Plan has been denied, setting forth the reasons for such denial, and afford a reasonable opportunity to such claimant for a full and fair review by the appropriate Plan Administrator of the decision denying the claim. Benefits will be paid under the Plan only if the Administrator, or its delegate, determines in its discretion that the applicant is entitled to them.
SECTION 11
General Provisions
11.1      Action by Employer
          Any action required or permitted to be taken under the Plan by the Company shall be in accordance with procedures utilized by the Company for that purpose.

11.2      Interests Not Transferable
          Except as otherwise permitted (a) by the Plan Administrator, the Appeals Fiduciary or the Claims Administrator solely to assign benefits as payment to health care providers pursuant to the terms of a Participating Medical Plan; (b) as may be allowed under the terms of a group insurance policy; or (c) as required by the tax withholding provisions of any applicable law, benefits payable to a Covered Person under a Participating Plan are not in any way subject to the Covered Person’s debts or other obligations and may not be voluntarily sold, transferred, alienated or assigned.
11.3      Facility of Payment
          When a Covered Person is under legal disability, or in the opinion of an Employer is in any way incapacitated so as to be unable to manage his or her financial affairs, the Employer, the Plan Administrator, the Appeals Fiduciary or the Claims Administrator may make payments or distributions to the Covered Person’s legal representative or until a claim is made by a conservator or other person legally charged with the care of such person, to a relative or friend of such Covered Person for such person’s benefit; or the Plan Administrator may direct payments or distributions for the benefit of the Covered Person in any manner which is consistent with the provisions of the Participating Plan and any underlying insurance policy. Any payments made in accordance with the foregoing provisions of this subsection shall be a full and complete discharge of any liability for such payment under the Plan and the Participating Plan.
11.4      Employment Rights
          Coverage under the Plan or a Participating Plan does not constitute a contract of employment and participation will not give any Covered Person the right to be employed in the service of the Company or any Employer, nor any right or claim to any benefit under a Participating Plan, unless such right or claim has specifically accrued under the terms of the applicable Participating Plan.
11.5      Litigation by Covered Persons or Other Persons
          To the extent permitted by law, if a legal action begun by or on behalf of any person against the Company, or any Employer (or any employee, officer or member of the Board of Directors of the Company or an Employer) with respect to benefits payable under a Participating Plan or under the Plan results adversely to that person, or if a legal action arises because of conflicting claims to a Covered Person’s benefits, the cost to the Company or the Employer (or employee, officer or member of the Board of Directors of the Company or an Employer) of defending the action will be charged to the sums, if any, that were involved in the action or were payable to or on behalf of the Covered Persons concerned.
11.6      Evidence
     Evidence required of anyone under a Participating Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.
11.7      Gender and Number
     Where the context admits, words in the masculine gender shall include the feminine and neuter genders, the singular shall include the plural, and the plural shall include the singular.
11.8      Waiver of Notice
     Any notice required under a Participating Plan may be waived by the person entitled to such notice.
11.9      Severability
     In case any provisions of the Plan or a Participating Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan or Participating Plan, and the Plan or Participating Plan shall be construed and enforced as if such illegal and invalid provisions had never been set forth in the Plan or Participating Plan.

11.10      Controlling Law
     To the extent not superseded by laws of the United States, the Laws of Minnesota shall be controlling in all matters relating to a Participating Plan and the Plan.
11.11      Recovery of Benefits
     In the event a Covered Person receives a benefit payment under a Participating Plan which is in excess of the benefit payment which should have been made, the Company shall have the right to recover the amount of such excess from such Covered Person. The Company may, however, at its option, direct the Claims Administrator or Appeals Fiduciary to deduct the amount of such excess from any subsequent benefits payable under the Participating Plan to or for the benefit of the Covered Person as allowed under any applicable law. Overpayments made under an insured Participating Plan shall be recoverable under the terms of the applicable insurance policy.
11.12      Right of Reimbursement
     Notwithstanding any provisions of the Plan to the contrary, the provisions of this subsection shall apply if a person or persons other than the Covered Person who makes a claim for benefits is considered responsible (the “responsible person(s)”) for the sickness, injury or other condition causing the Covered Person to receive benefits under the Plan. The claim of, or with respect to, a Covered Person for benefits under the Plan does not affect the Covered Person’s claim or right to action for all damages against a responsible person. The Covered Person and Dependent shall agree as a condition to participating in the Plan that the Plan has the right to subrogation. Upon payment of any benefits under this Plan, the Plan reserves the right to be subrogated to the rights of a Covered Person, any Dependent(s), or heirs, guardians, executors, or other representatives, to recovery from any responsible person for payment of medical expenses incurred as a result of sickness, injury or other condition sustained by a Covered Person or any Dependents. If benefits are paid under the Plan and the Covered Person or Dependent(s) later obtains a recovery, the Covered Person is obligated under the terms of this Plan to reimburse the Plan for the benefits paid. The Plan shall be reimbursed in full for benefits paid, regardless of whether the Covered Person or Dependent(s) have been “made whole” or fully compensated for damages by any responsible person or third party alleged to be legally responsible to the Covered Person, including the automobile or liability carrier of the Covered Person, and regardless of whether medical expenses are itemized in a payment or award. Reimbursement due the Plan shall not be subject to or limited by any proration formula that takes into account the relationship between the amount of damages claimed by the Covered Person and the amount of recovery received by the Covered Person, whether by settlement, judgment, insurance proceeds or in any other manner, nor shall it be subject to or limited by any reduction of any recovery of payment due to the Covered Person’s or any third party’s fault or negligence.
          The Covered Person and Dependent(s) must cooperate with the Plan Administrator in assisting it to protect its legal rights under these subrogation provisions. The Plan maintains both a right of reimbursement and a separate right of subrogation. The Covered Person and Dependent(s) must do nothing to prejudice the Plan’s rights under this provision, either before or after the need for services or benefits from this Plan. The Covered Person is obligated to immediately inform the Plan Administrator of any illness or injury of the Covered Person or Dependent(s) for which a claim for damages may be made against any responsible person or third party, including an automobile or liability carrier of the Covered Person or Dependent(s). The Covered Person shall acknowledge that the subrogation right and reimbursement right of the Plan shall be considered the first priority claim against any responsible person or third party, to be paid on a first-dollar basis before any other claims which may exist are paid, including claims by the Covered Person or Dependent(s) for general damages. The Covered Person and Dependent shall assign to the Plan, if requested by the Plan, any amounts received as a judgment, recovery or settlement, to the full extent of the Plan’s cost for benefits paid and consent to an equity for such lien amount.
          The payment of benefits under this subsection is conditioned upon the Plan’s right of reimbursement from the proceeds of any recovery received by or payable to the Covered Person, whether by settlement, judgment, insurance proceeds, or otherwise. The Plan may, at its discretion, take such action as may be necessary and appropriate to preserve its rights, including placing a lien against any responsible person or other third party recovery to the extent of the benefits paid by the Plan for the subject illness or injury, bringing suit on behalf of the Covered Person or Dependent(s), or intervening in any lawsuit involving the Covered Person or Dependent(s) related to the illness or injury. The Plan may, at its discretion, require the assignment of the Covered Person or Dependent(s) right of recovery, up to the extent of benefits provided under the Plan. The Plan may initiate any suit against the Covered Person or Dependent(s) or the legal representative of the same to enforce the terms of this Plan. Any proceeds collected, held or received by the Covered Person, Dependent(s), legal representative, or any other party to whom such proceeds may be paid by virtue of a settlement of, or judgment relating to, any claim of the Covered Person or Dependent(s) that arises from the same event to which payment by the Plan is related, are constructively held in trust for the benefit of the Plan and for satisfaction of the Plan’s subrogation right and/or reimbursement right. The Plan also reserves the right to require the Covered Person or Dependent(s) to sign a reimbursement agreement before releasing payment when a responsible person or third party, including an automobile or liability carrier, may be responsible for payment of medical expenses. A violation of the reimbursement agreement is considered a violation of the terms of the Plan.
     If the Covered Person should directly receive payment from or on behalf of any responsible person or from a third party, the Covered Person is required to immediately reimburse the Plan on a first dollar basis the full amount of benefits paid by the Plan, up to the aggregate amount recovered from or on behalf of each responsible person and any third party. Except to the extent permitted by the Plan Administrator pursuant to nondiscriminatory rules established by the Plan Administrator in its discretion, the Plan will not pay attorney fees or costs associated with a Covered Person’s claim or lawsuit. To the extent permitted by applicable law, amounts due the Plan under this subsection may be applied against any other present or future benefits (and thereby reduce such benefits) payable under this Plan to or on behalf of the Covered Person or any Dependent(s), regardless of whether such benefits are related to the subject sickness, injury or other condition.
11.13      Information to be Furnished by Covered Persons
     Covered Persons under a Participating Plan must furnish the Plan Administrator, the Appeals Fiduciary and the Claims Administrator, as applicable, with such evidence, data or information as the Plan Administrator, the Appeals Fiduciary or the Claims Administrator consider necessary or desirable for administrative purposes. A fraudulent misstatement or omission of fact made by a Covered Person on an enrollment form or a claim for benefits may be used to cancel coverage and/or to deny claims for benefits under the Participating Plan.
11.14      Administrator Decisions Final
     The Claims Administrator and the Appeals Fiduciary have the discretionary authority to determine eligibility for benefits under the Plan and each Participating Plan, subject to the terms of the Participating Plan and any underlying insurance contract. The Plan Administrator retains full discretionary authority over all appeals following an initial claim denial with respect to the Participating Medical and Dental Plans. The insurance company or HMO has discretionary authority to interpret the terms of the insurance policy or HMO contract and membership certificate and to decide benefit claims under the applicable contract. Subject to applicable law, any interpretation of the provisions of the Plan or a Participating Plan and any decisions on any matter within the discretion of the Plan Administrator, the Claims Administrator, the Appeals Fiduciary, an insurance company or an HMO made in good faith shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known to the parties, and the Plan Administrator or appropriate Claims Administrator, the Appeals Fiduciary, insurance company, or HMO shall make such adjustment on account thereof as it considers equitable and practicable. Neither the Plan Administrator, any Claims Administrator, Appeals Fiduciary, insurance company, HMO, nor any Employer shall be liable in any manner for any determination of fact made in good faith. Benefits shall be paid under the Plan if the Plan Administrator, or its delegate, decides in its discretion that the applicant is entitled to them.
     After exhaustion of the Plan’s claim procedures, any further legal action taken against the Plan or its fiduciaries by the Retiree or Dependent (or other claimant) for benefits under the Plan must be filed in a court of law no later than one year after the Appeals Fiduciary’s final decision regarding the claim. No action at law or in equity shall be brought to recover benefits under this Plan until the appeal rights herein provided have been exercised and the Plan benefits requested in such appeal have been denied in whole or in part.
11.15      Uniform Rule
     The Plan Administrator and each Claims Administrator and Appeals Fiduciary shall administer the Plan and Participating Plans on a reasonable and nondiscriminatory basis and shall apply uniform rules to all Covered Persons similarly situated.
11.16      Cost of Plan Administration
     The costs and expenses incurred by the Employers in administering the Plan shall be paid by the Employers.
11.17      Physical Examination
     The Plan Administrator, a Claims Administrator, an Appeals Fiduciary or any insurance company or HMO at its own expense, shall have the right and opportunity to have the Covered Person whose illness or injury or sickness is the basis of a claim, examined by a physician designated by it, when and as often as it may reasonably require during the pendency of a claim under the Plan, provided it is not otherwise prohibited by law.
11.18      Certificates of Coverage
     The Plan Administrator shall provide a certificate of creditable coverage in accordance with HIPAA to any Covered Person or former Covered Person who (i) terminates coverage under the Participating Medical or Dental Plan; (ii) terminates COBRA continuation coverage under the Participating Medical or Dental Plan; or (iii) requests a certificate of creditable coverage from the Plan Administrator at any time within 24 months of the loss of coverage under a Participating Medical or Dental Plan. Notwithstanding the foregoing, there shall be no obligation for the Plan Administrator to furnish a certificate of creditable coverage to a Covered Person or former Covered Person if an insurer or HMO has already provided such a certificate to the Covered Person or former Covered Person.
11.19      Indemnification
     The Company shall fully protect and indemnify the Plan Administrator and each other officer and employee of the Company serving in a fiduciary capacity under the Plan against any and all liabilities, damages, costs and expenses (including reasonable attorney’s fees) incurred by such individual by reason of any act or failure to act made in good faith and consistent with the provisions of the Plan, including costs and expenses incurred in defense or settlement of any claim relating thereto. A Plan fiduciary that is a third party service provider or an insurer shall not be entitled to indemnification pursuant to this Section and shall only be indemnified to the extent provided in a written agreement with such service provider.
SECTION 12
Amendment and Termination
12.1      Amendment
     Any part or all of the Plan and any Participating Plan may be amended by the Company at any time. Any policy providing insured benefits (including an HMO contract) may be amended by the Company with the agreement of the insurance company or the HMO at any time, except that no amendment shall reduce the amount of benefits payable for claims incurred prior to the date of amendment, determined in accordance with the terms of the Participating Plan as in effect prior to such date. All amendments shall be made by action of the Company’s Board of Directors or its delegate(s) or a committee or a person or persons designated to act on behalf of the Board of Directors or its delegate.
12.2      Right to Terminate
     No provision in this Plan document, including any provision in the Supplements hereto or any insurance policy, HMO membership booklet, or Summary Plan Descriptions incorporated by reference in said Supplements, is intended to commit the Company or any Employer to the provision of permanent welfare benefits of any type to any class of Covered Persons, eligible Employees or Dependents, or to the maintenance of the Plan. The Company shall have the sole authority to terminate part or all of the Plan as to some or all classes of Covered Persons and/or any Participating Plan at any time. An Employer may terminate participation in any Participating Plan as to its employees at any time with the written consent of the Company subject to the Employer satisfying any remaining funding obligations for one or more of the Participating Plans. In the event of the dissolution, merger, consolidation or reorganization of an Employer, participation in all plans shall terminate as to such Employer, unless the participation in one or more of the Participating Plans is continued by a successor to such Employer with the consent of the Company. In the event of any such termination, the same limitation with respect to its effect shall apply as set forth in subsection 12.1.
12.3      Notice of Amendment or Termination
     Covered Persons will be notified of any amendment or termination of a Participating Plan or of the Plan within a reasonable time. Upon the termination of a Participating Plan or the Plan, any benefit rights of all Covered Persons affected thereby shall become payable as the Plan Administrator may direct.

SUPPLEMENT A
(Effective January 1, 2009)
Participating Medical Plans
          A-1. Purpose. The purpose of this Supplement A is to incorporate by reference the terms and provisions of the documents governing eligibility and benefits under the medical plans specified in paragraph A-2 (“Participating Medical Plans”) made available to eligible Employees and their eligible Dependents. Unless otherwise defined herein, capitalized terms in this Supplement A shall have the same meaning given them in Section 2 of the Plan document.
          A-2. Participating Medical Plan Documents Incorporated By Reference. The terms and provisions of the following Participating Medical Plan documents are incorporated herein by reference and, subject to the terms of paragraph A-3, constitute the controlling terms and provisions of the applicable Participating Medical Plans.
          The terms and provisions of the following Participating Medical Plans’ documents, including the most recent Summary Plan Description for the Plans (including any Summaries of Material Modification thereof):
▪	General Mills, Inc. Senior Executive Plan

▪	General Mills International Health Plan Option
          The plans listed above are fully insured. The Company, in its sole discretion, retains the right to amend the insurance policy in conjunction with the applicable insurance company or to terminate the insurance policy at any time. The Company, in its sole discretion, retains the right to amend or terminate a Participating Medical Plan or to change the cost of Participating Medical Plan coverage at any time. Covered Persons will be notified prior to the effective date of any change.
          A-3. Resolution of Conflicts. The Company has the discretionary authority to determine eligibility and to interpret the Participating Medical Plan documentation incorporated by reference under this Supplement A. In the event there is a conflict between the Plan document, this Supplement A, and the Participating Medical Plan documents incorporated herein by reference, the terms of the Plan document shall control first, this Supplement A next, and the Participating Medical Plan documents incorporated herein by reference last. In the case of issues relating to fully insured benefits, the applicable contract and membership booklet or the applicable insurance policy and certificate shall control to the extent it does not conflict with the terms of the Plan document, the Summary Plan Description or applicable state or federal law.

GENERAL MILLS EXECUTIVE HEALTH PLAN
GENERAL PROVISIONS
As used in this booklet:
“Accident and health” means any dental, dismemberment, hospital, long term disability, major medical, out-of-network point-of-service, prescription drug, surgical, vision care or weekly loss-of-time insurance provided by this plan.
“Covered person” means an employee or a dependent insured by this plan.
“Employer” means the employer who purchased this plan.
“Our,” “The Guardian,” “us” and “we” mean The Guardian Life Insurance Company of America.
“Plan” means the Guardian plan of group insurance purchased by your employer.
“You” and “your” mean an employee insured by this plan.
Limitation of Authority
No person, except by a writing signed by the President, a Vice President or a Secretary of The Guardian, has the authority to act for us to: (a) determine whether any contract, plan or certificate of insurance is to be issued; (b) waive or alter any provisions of any insurance contract or plan, or any requirements of The Guardian; (c) bind us by any statement or promise relating to any insurance contract issued or to be issued; or (d) accept any information or representation which is not in a signed application.
Incontestability
This plan is incontestable after two years from its date of issue, except for non-payment of premiums. No statement in any application, except a fraudulent statement, made by a person insured under this plan shall be used in contesting the validity of his insurance or in denying a claim for a loss incurred, or for a disability which starts, after such insurance has been in force for two years during his lifetime. If this plan replaces a plan your employer had with another insurer, we may rescind the employer’s plan based on misrepresentations made by the employer or an employee in a signed application for up to two years from the effective date of this plan.
Examination and Autopsy
We have the right to have a doctor of our choice examine the person for whom a claim is being made under this plan as often as we feel necessary. And we have the right to have an autopsy performed in the case of death, where allowed by law. We’ll pay for all such examinations and autopsies.
Coordination Between Continuation Sections
A covered person may be eligible to continue his group health benefits under this plan’s “Federal Continuation Rights” section and under other continuation sections of this plan at the same time. If he chooses to continue his group health benefits under more than one section, the continuations: (a) start at the same time; (b) run concurrently; and (c) end independently, on their own terms. A covered person covered under more than one of this plan’s continuation sections: (a) will not be entitled to duplicate benefits; and (b) will not be subject to the premium requirements of more than one section at the same time.
An Important Notice About Continuation Rights
The following “Federal Continuation Rights” section may not apply to the employer’s plan. The employee must contact his employer to find out if: (a) the employer is subject to the “Federal Continuation Rights” section, and therefore; (b) the section applies to the employee.

YOUR CONTINUATION RIGHTS
Federal Continuation Rights
Important Notice This section applies only to any dental, out-of-network point-of-service medical, major medical, prescription drug or vision coverages which are part of this plan. In this section, these coverages are referred to as “group health benefits.” This section does not apply to any coverages which apply to loss of life, or to loss of income due to disability. These coverages can not be continued under this section. Under this section, “qualified continuee” means any person who, on the day before any event which would qualify him or her for continuation under this section, is covered for group health benefits under this plan as: (a) a covered active employee or qualified retiree; (b) the spouse of a covered active employee or qualified retiree; or (c) the dependent child of a covered active employee or qualified retiree. A child born to, or adopted by, the covered activee employee or qualified retiree during a continuation period is also a qualified continuee. Any other person who becomes covered under this plan during a continuation provided by this section is not a qualified continuee.
Conversion Continuing the group health benefits does not stop a qualified continuee from converting some of these benefits when continuation ends. But, conversion will be based on any applicable conversion privilege provisions of this plan in force at the time the continuation ends.
If Your Group Health Benefits End
If your group health benefits end due to your termination of employment or reduction of work hours, you may elect to continue such benefits for up to 18 months, if you were not terminated due to gross misconduct. The continuation: (a) may cover you or any other qualified continuee; and (b) is subject to “When Continuation Ends”.
Extra Continuation for Disabled Qualified Continuees
If a qualified continuee is determined to be disabled under Title II or Title XVI of the Social Security Act on or during the first 60 days after the date his or her group health benefits would otherwise end due to your termination of employment or reduction of work hours, and such disability lasts at least until the end of the 18 month period of continuation coverage, he or she or any member of that person’s family who is a qualified continuee may elect to extend his or her 18 month continuation period explained above for up to an extra 11 months. To elect the extra 11 months of continuation, a qualified continuee must give your employer written proof of Social Security’s determination of the disabled qualified continuee’s disability as described in “The Qualified Continuee’s Responsibilities”. If, during this extra 11 month continuation period, the qualified continuee is determined to be no longer disabled under the Social Security Act, he or she must notify your employer within 30 days of such determination, and continuation will end, as explained in “When Continuation Ends.” This extra 11 month continuation is subject to “When Continuation Ends”.
An additional 50% of the total premium charge also may be required from all qualified continuees who are members of the disabled qualified continuee’s family by your employer during this extra 11 month continuation period, provided the disabled qualified continuee has extended coverage.
Special Continuance for Retired Employees and their Dependents
If your group health benefits end due to a bankruptcy proceeding under Title 11 of the United States Code involving the employer, you may elect to continue such benefits, provided that:
(a) you are or become a retired employee on or before the date group health benefits end; and
(b) you and your dependents were covered for group health benefits under this plan on the day before the bankruptcy proceeding under Title 11 of the United States Code.
The continuation can last for your lifetime. After your death, the continuation period for a dependent can last for up to 36 months. For purposes of this special continuance, a substantial elimination of coverage for you and your dependents within one year before or after the start of such proceeding will be considered loss of coverage. If you die before the bankruptcy proceeding under Title 11 of the United States Code, your surviving spouse and dependent children may elect to continue group health benefits on their own behalf, provided they were covered on the day before such proceedings. The continuation can last for your surviving spouse’s lifetime. This special continuance starts on the later of: (a) the date of the proceeding under Title 11; or (b) the day after the date group health benefits would have ended. It ends as described in “When Continuation Ends”, except that a person’s entitlement to Medicare will not end such continuance.

If You Die While Insured
If you die while insured, any qualified continuee whose group health benefits would otherwise end may elect to continue such benefits. The continuation can last for up to 36 months, subject to “When Continuation Ends”.
If Your Marriage Ends
If your marriage ends due to legal divorce or legal separation, any qualified continuee whose group health benefits would otherwise end may elect to continue such benefits. The continuation can last for up to 36 months, subject to “When Continuation Ends”.
If a Dependent Child Loses Eligibility
If a dependent child’s group health benefits end due to his or her loss of dependent eligibility as defined in this plan, other than your coverage ending, he or she may elect to continue such benefits. However, such dependent child must be a qualified continuee. The continuation can last for up to 36 months, subject to “When Continuation Ends”.
Concurrent Continuations
If a dependent elects to continue his or her group health benefits due to your termination of employment or reduction of work hours, the dependent may elect to extend his or her 18 month or 29 month continuation period to up to 36 months, if during the 18 month or 29 month continuation period, the dependent becomes eligible for 36 months of continuation due to any of the reasons stated above. The 36 month continuation period starts on the date the 18 month continuation period started, and the two continuation periods will be deemed to have run concurrently.
Special Medicare Rule
If you become entitled to Medicare before a termination of employment or reduction of work hours, a special rule applies for a dependent. The continuation period for a dependent, after your later termination of employment or reduction of work hours, will be the longer of: (a) 18 months (29 months if there is a disability extension) from your termination of employment or reduction of work hours; or (b) 36 months from the date of your earlier entitlement to Medicare. If Medicare entitlement occurs more than 18 months before termination of employment or reduction of work hours, this special Medicare rule does not apply.
The Qualified Continuee’s Responsibilities
A person eligible for continuation under this section must notify your employer, in writing, of: (a) your legal divorce or legal separation from your spouse; (b) the loss of dependent eligibility, as defined in this plan, of an insured dependent child; (c) a second event that would qualify a person for continuation coverage after a qualified continuee has become entitled to continuation with a maximum of 18 or 29 months; (d) a determination by the Social Security Administration that a qualified continuee entitled to receive continuation with a maximum of 18 months has become disabled during the first 60 days of such continuation; and (e) a determination by the Social Security Administration that a qualified continuee is no longer disabled. Notice of an event that would qualify a person for continuation under this section must be given to your employer by a qualified continuee within 60 days of the latest of: (a) the date on which an event that would qualify a person for continuation under this section occurs; (b) the date on which the qualified continuee loses (or would lose) coverage under this plan as a result of the event; or (c) the date the qualified continuee is informed of the responsibility to provide notice to your employer and this plan’s procedures for providing such notice. Notice of a disability determinaton must be given to your employer by a qualified continuee within 60 days of the latest of: (a) the date of the Social Security Administration determination; (b) the date of the event that would qualify a person for continuation; (c) the date the qualified continuee loses or would lose coverage; or (d) the date the qualified continuee is informed of the responsibility to provide notice to your employer and this plan’s procedures for providing such notice. But such notice must be given before the end of the first 18 months of continuation coverage.
Your Employer’s Responsibilities
A qualified continuee must be notified, in writing, of: (a) his or her right to continue this plan’s group health benefits; (b) the premium he or she must pay to continue such benefits; and (c) the times and manner in which such payments must be made.
Your employer must give notice of the following qualifying events to the plan administrator within 30 days of the event: (a) your death; (b) termination of employment (other than for gross misconduct) or reduction in hours of employment; (c) Medicare entitlement; or (d) if you are a retired employee, a bankruptcy proceeding under Title 11 of the United States Code with respect to the employer. Upon receipt of notice of a qualifying event from your employer or from a qualified continuee, the plan administrator must notify a qualified continuee of the right to continue this plan’s group health benefits no later than 14 days after receipt of notice. If your employer is also the plan administrator, in the case of a qualifying event for which an employer must give notice to a plan administrator, your employer must provide notice to a qualified continuee of the right to continue this plan’s group health benefits within 44 days of the qualifying event. If your employer determines that an individual is not eligible for continued group health benefits under this plan, they must notify the individual with an explanation of why such coverage is not available. This notice must be provided within the time frame described above. If a qualified continuee’s continued group health benefits under this plan are cancelled prior to the maximum continuation period, your employer must notify the qualified continuee as soon as practical following determination that the continued group health benefits shall terminate.
Your Employer’s Liability
Your employer will be liable for the qualified continuee’s continued group health benefits to the same extent as, and in place of, us, if: (a) he or she fails to remit a qualified continuee’s timely premium payment to us on time, thereby causing the qualified continuee’s continued group health benefits to end; or (b) he or she fails to notify the qualified continuee of his or her continuation rights, as described above.
Election of Continuation
To continue his or her group health benefits, the qualified continuee must give your employer written notice that he or she elects to continue. This must be done by the later of: (a) 60 days from the date a qualified continue receives notice of his or her continuation rights from your employer as described above; or (b) the date coverage would otherwise end. And the qualified continuee must pay his or her first premium in a timely manner. The subsequent premiums must be paid to your employer, by the qualified continuee, in advance, at the times and in the manner specified by your employer. No further notice of when premiums are due will be given. The premium will be the total rate which would have been charged for the group health benefits had the qualified continuee stayed insured under the group plan on a regular basis. It includes any amount that would have been paid by your employer. Except as explained in “Extra Continuation for Disabled Qualified Continuees”, an additional charge of two percent of the total premium charge may also be required by your employer. If the qualified continuee fails to give your employer notice of his or her intent to continue, or fails to pay any required premiums in a timely manner, he or she waives his or her continuation rights.
Grace in Payment of Premiums
A qualified continuee’s premium payment is timely if, with respect to the first payment after the qualified continuee elects to continue, such payment is made no later than 45 days after such election. In all other cases, such premium payment is timely if it is made within 31 days of the specified due date. If timely payment is made to the plan in an amount that is not significantly less than the amount the plan requires to be paid for the period of coverage, then the amount paid is deemed to satisfy the requirement for the premium that must be paid; unless your employer notifies the qualified continuee of the amount of the deficiency and grants an additional 30 days for payment of the deficiency to be made. Payment is calculated to be made on the date on which it is sent to your employer.
When Continuation Ends
A qualified continuee’s continued group health benefits end on the first of the following:
(1) with respect to continuation upon your termination of employment or reduction of work hours, the end of the 18 month period which starts on the date the group health benefits would otherwise end;
(2) with respect to a qualified continuee who has an additional 11 months of continuation due to disability, the earlier of: (a) the end of the 29 month period which starts on the date the group health benefits would otherwise end; or (b) the first day of the month which coincides with or next follows the date which is 30 days after the date on which a final determination is made that the disabled qualified continuee is no longer disabled under Title II or Title XVI of the Social Security Act;
(3) with respect to continuation upon your death, your legal divorce, or legal separation, or the end of an insured dependent’s eligibility, the end of the 36 month period which starts on the date the group health benefits would otherwise end;
(4) the date the employer ceases to provide any group health plan to any employee;
(5) the end of the period for which the last premium payment is made;
(6) the date, after the date of election, he or she becomes covered under any other group health plan which does not contain any pre-existing condition exclusion or limitation affecting him or her; or
(7) the date, after the date of election, he or she becomes entitled to Medicare.

Any person whose continued health benefits end as described in (1), (2), (3) or (4) above may elect to convert some of these benefits to an individual insurance policy we normally issue for conversions at the time he or she elects to convert, if conversion is available under this plan. If conversion is available, the applicant must apply to us in writing and pay the required premium. This must be done within 31 days of the date the applicant’s continued group health benefits end. We do not ask for proof of insurability. The converted policy takes effect on the date the applicant’s continued group health benefits end. If the applicant is a minor or incompetent, the person who cares for and supports the applicant may apply for him or her.
The converted policy will be renewable and will comply with the laws of the place the applicant lived when he or she applied. But, it will not provide exactly the same benefits the applicant had under the group plan. Write to us for details. The premium for the converted policy will be based on: (a) the policy the applicant selects; (b) the risk and rate class, under the group plan, of the people to be covered; and (c) the ages of the people to be covered as of the date the converted policy takes effect. A covered person may also convert in certain other situations. Read this plan’s group health conversion section for details. But, at no time can a person be covered under more than one converted health policy.
Uniformed Services Continuation Rights
If you enter or return from military service, you may have special rights under this plan as a result of the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”). If your group health benefits under this plan would otherwise end because you enter into active military service, this plan will allow you, or your dependents, to continue such coverage in accord with the provisions of USERRA. As used here, “group health benefits” means any dental, out-of-network point-of service medical, major medical, prescription drug or vision coverages which are part of this plan. Coverage under this plan may be continued while you are in the military for up to a maximum period of 24 months beginning on the date of absence from work. Continued coverage will end if you fail to return to work in a timely manner after military service ends as provided under USERRA. You should contact your employer for details about this continuation provision including required premium payments.
YOUR CONTINUATION RIGHTS
Important Notice
This section applies only to the hospital, surgical, medical and major medical expense coverages provided by this group plan. These coverages are referred to as group health insurance. This section does not apply to coverages which provide benefits for loss of life, loss of income due to disability, prescription drug expense, or dental expense. These coverages cannot be continued under this section. Any continuation of group health insurance under this section shall be subject to all the terms and conditions of this plan.
Group Health Continuation Rights
If Employment or Eligibility Ends
An employee whose group health insurance ends because his employment or membership in a class of eligible employees ends may elect to continue his group health coverage, if:
(a) he has been continuously insured under the group plan for at least three months ;
(b) he is not covered by Medicare;
(c) he is not covered by similar benefits under another group plan;
(d) he has not exercised any conversion rights he may have under this group plan.
However, continuation will not be available to the employee if he commited a theft or a felony in connection with his job and as a result was fired and convicted by a court of competent jurisdiction. The continuation will cover the employee. And, he may elect to continue coverage for his insured dependents. Subject to the timely payment of premiums, an employee may continue the group health insurance until the earliest of the following:
(a) the expiration of a 9 month period which starts on the date his group health insurance would otherwise end;
(b) the date he becomes eligible for, or covered by, Medicare;
(c) the date he becomes covered by similar benefits under another group plan;

(d) the end of the period for which the last premium payment was made;
(e) the date the group plan ends, or is amended to end for the class of employees to which the employee belonged;
(f) with respect to each dependent, the date such dependent ceases to be an eligible dependent as defined in the group plan.
The Employer’s Responsibility
The employer must give written notice to the employee, of:
(a) the employee’s right to elect to continue his group health insurance under this part;
(b) the monthly premium the employee must pay to continue such group health insurance; and
(c) the times and manner in which the premium must be paid to the employer.
Such notice must be mailed to the employee’s last known address, as shown on the employer’s records.
The Employee’s Responsibility
To continue his group health insurance, the employee must give written notice to the employer. And, he must pay the employer, on a monthly basis, the total cost of the continued coverage. The written notice must be given, and the first premium payment must be made, within 60 days of the termination of coverage. The employee waives his right to continue if he fails to give the said notice or fails to pay a premium on time.
The Premium The monthly premium will be the total rate which would have been charged had the employee stayed insured under the group plan on a regular basis. It includes any amount which would have been paid by the employer.
The Employer’s Liability
The employer shall be liable to the same extent as, and in place of, us, if:
(a) the employee paid his premium on time; but
(b) the employer failed to remit the payment to us on the employee’s behalf; and
(c) we cancel the employee’s group health insurance due to the employer’s failure to remit the payment.
The employer shall also be liable if he fails to notify the employee of the employee’s right to continue his group health insurance under this part.
The Right to Convert
At the end of the continuation period under this section, conversion rights which the employee may be entitled to shall be available to him according to the terms and conditions of this plan.
Dependent Spouse Continuation Rights
Important Notice
This section applies only to any hospital, surgical, medical, major medical, prescription drug, and dental expense coverages as that are provided by this plan. In this section, these coverages are referred to as “group health benefits.” This section does not apply to coverages which provide benefits for loss of life or loss of income due to disability. These coverages, if provided, cannot be continued under this section. Any continuation of group health benefits under this section will be subject to all of the terms and conditions of this plan.
If An Employee’s Marriage Ends Or If An Employee Dies While Covered
If an employee’s marriage ends by legal divorce or annulment, or if an employee dies while covered, his or her then covered spouse may continue this plan’s group health benefits subject to all the terms and conditions below and to the timely payment of premiums.

Such group health benefits may cover the employee’s former spouse and those of the employee’s dependent children whose group health benefits would otherwise end.
If An Employee Retires While Covered
If an employee retires while covered, his or her then covered spouse who is age 55 or older at that time may continue this plan’s group health benefits subject to all the terms and conditions below and to the timely payment of premiums. Such group health benefits may cover the retired employee’s spouse and those of the retired employee’s dependent children whose group health benefits would otherwise end.
How And When To Continue The Group Health Benefits
To continue the group health benefits, the employee’s former spouse or retired employee’s spouse must: (a) be covered for group health benefits under this plan at the time the marriage ends or the employee dies or retires; (b) in the case of a retired employee’s spouse, be age 55 or older at the time the employee retires; (c) give written notice to Guardian or the employer of the end of the marriage or the death or retirement of the employee within 30 days after such event occurs; and (d) elect to continue the group health benefits and pay the first monthly premium as described below. If the employee’s former spouse or retired employee’s spouse fails to elect to continue group health benefits, and/or fails to pay the first monthly premium, within 30 days after the date he or she receives the notice described below, group health benefits will end, and he or she waives the right to continue group health benefits under this plan.
The Employer’s Responsibility
The employer must give written notice to Guardian within 15 days of the date of receipt of written notice from the employee’s spouse of the end of the marriage or the death or retirement of the employee. The employer’s notice must include the former spouse’s or retired employee’s spouse’s place of residence. The employer must also send, at the same time, a copy of such notice to the employee’s former spouse or retired employee’s spouse at the employee’s former spouse’s or retired employee’s spouse’s place of residence.
Guardian’s Responsibility
Within 30 days after the date of receipt of written notice from the employer, employee’s former spouse or retired employee’s spouse of the end of the marriage or the death or retirement of the employee, Guardian will notify the employee’s former spouse or retired employee’s spouse of his or her right to continue group health benefits for him or her and those of the employee’s or retired employee’s dependent children whose group health benefits would otherwise end. Guardian’s notice will be sent by certified mail, return receipt requested to the former spouse’s or retired employee’s spouse’s place of residence. This notice will include: (a) a form for electing to continue group health benefits; (b) the amount of periodic premiums to be charged to continue group health benefits, and the method and place of payment; and (c) instructions for returning the election form within 30 days after the date it is received.
If Guardian fails to give notice as required above, all premiums for continued group health benefits will be waived from the date notice was required until the date notice is sent. Except as stated below, group health benefits will continue under the terms and conditions of this plan from the date notice was required until the date notice is sent. This will not apply where the group health benefits that exist at the time the notice was to be sent are ended for all employees or the class of employees to which the employee, deceased employee, or retired employee belongs.
Premiums
The monthly premium for continued group health benefits will be computed as follows:
1. With respect to a former spouse who has not reached the age of 55 at the time continued group health benefits start: (a) an amount, if any, that would be charged an employee if the former spouse were a current employee of the employer; plus (b) an amount, if any, that the employer would contribute toward the premium if the former spouse were a current employee.
2. With respect to a retired employee’s spouse or former spouse who has reached the age of 55 at the time continued group health benefits start:
(a) For each month during the first two years of continued group health benefits: (i) an amount, if any, that would be charged an employee if the retired employee’s spouse or the former spouse were a current employee of the employer; plus (ii) an amount, if any, that the employer would contribute toward the premium if the retired employee’s spouse or the former spouse were a current employee.

(b) Starting two years after continued group health benefits start: (i) an amount, if any, that would be charged an employee if the retired employee’s spouse or the former spouse were a current employee of the employer; plus (ii) an amount, if any, that the employer would contribute toward the premium if the retired employee’s spouse or the former spouse were a current employee; plus (iii) an additional amount, not to exceed 20% of the total of the amounts determined by (i) and (ii), for costs of administration.
When Continued Group Health Benefits End
Continued group health benefits end for each covered person on the first to occur of the following:
1. With respect to a former spouse who has not reached the age of 55 at the time continued group health benefits start: (a) the end of the period for which the last premium payment was made; (b) the date the person becomes covered for similar benefits under another group plan; (c) the date the former spouse remarries; (d) with respect to each person, the date such person’s coverage would cease if the employee and former spouse were still married to each other, but group health benefits will not be modified or ended during the first 120 days in a row after the employee’s death or end of the marriage unless the group health benefits under this plan are modified or ended for all employees or the class of employees to which the employee belongs; and (e) the end of two years from the date the person’s continued group health benefits began.
2. With respect to a retired employee’s spouse or the former spouse who has reached the age of 55 at the time continued group health benefits start: (a) the end of the period for which the last premium payment was made; (b) the date the person becomes covered for similar benefits under another group plan; (c) the date the former spouse remarries; (d) with respect to each covered person, the date such person’s coverage would cease, except due to the employee’s retirement, if the employee and former spouse were still married to each other, but group health benefits will not be modified or ended during the first 120 days in a row after the employee’s death or retirement or end of the marriage unless the group health benefits under this plan are modified or ended for all employees or the class of employees to which the employee belongs; and (e) the date the person reaches the qualifying age or otherwise becomes eligible for Medicare.
The Right To Convert
When a person’s continued group health benefits end, conversion rights to which he or she may be entitled will be available according to all the terms and conditions of this plan.
Dependent Child Continuation Rights
Important Notice This section applies to any hospital, surgical, medical, major medical, prescription drug, and dental expense coverages that are provided by this plan. In this section, these coverages are referred to as “group health benefits.” This section does not apply to coverages which provide benefits for loss of life or loss of income due to disability. These coverages, if provided, cannot be continued under this section. Any continuation of group health benefits under this section will be subject to all of the terms and conditions of this plan.
If An Employee Dies While Covered
If an employee dies while covered, his or her then covered dependent child, or a responsible adult acting on behalf of the child, may continue this plan’s group health benefits subject to all the terms and conditions below and to the timely payment of premiums. Such group health benefits may cover the child whose group health benefits would otherwise end. This continuation is not available if the child’s group health benefits are being continued as provided in the Dependent Spouse Continuation section.
If A Dependent Child Reaches This Plan’s Limiting Age
If an employee’s dependent child reaches this plan’s limiting age, he or she may continue this plan’s group health benefits subject to all the terms and conditions below and to the timely payment of premiums. Such group health benefits may cover the child whose group health benefits would otherwise end.
How And When To Continue The Group Health Benefits
To continue the group health benefits, the employee’s dependent child must be covered for group health benefits under this plan at the time the employee dies or the child reaches this plan’s limiting age. The child, or a responsible adult acting on behalf of the child in the case of the employee’s death, must: (a) give written notice to Guardian or the employer of the death of the employee or the child reaching the limiting age within 30 days after such event occurs; and (b) elect to continue the group health benefits and pay the first monthly premium as described below. If the child, or a responsible adult acting on behalf of the child in the case of the employee’s death, fails to elect to continue group health benefits, and/or fails to pay the first monthly premium, within 30 days after the date he or she receives the notice described below, group health benefits will end, and he or she waives the right to continue group health benefits under this plan.
The Employer’s Responsibility
The employer must give written notice to Guardian within 15 days of the date of receipt of written notice from the child, or a responsible adult acting on behalf of the child in the case of the employee’s death, of the death of the employee or the child reaching the limiting age. The employer’s notice must include the child’s place of residence. The employer must also send, at the same time, a copy of such notice to the child, or the responsible adult acting on behalf of the child in the case of the employee’s death, at the child’s place of residence.
Guardian’s Responsibility
Within 30 days after the date of receipt of written notice from the employer, child, or a responsible adult acting on behalf of the child in the case of the employee’s death of the death of the employee or the child reaching the limiting age, Guardian will notify the child, or the responsible adult acting on behalf of the child of his or her right to continue group health benefits for the child whose group health benefits would otherwise end. Guardian’s notice will be sent by certified mail, return receipt requested to the child’s place of residence. This notice will include: (a) a form for electing to continue group health benefits; (b) the amount of periodic premiums to be charged to continue group health benefits, and the method and place of payment; and (c) instructions for returning the election form within 30 days after the date it is received.
If Guardian fails to give notice as required above, all premiums for continued group health benefits will be waived from the date notice was required until the date notice is sent. Except as stated below, group health benefits will continue under the terms and conditions of this plan from the date notice was required until the date notice is sent. This will not apply where the group health benefits that exist at the time the notice was to be sent are ended for all employees or the class of employees to which the employee or deceased employee belongs.
Premiums
The monthly premium for continued group health benefits will be computed as follows: (a) an amount, if any, that would be charged an employee if the child were a current employee of the employer; plus (b) an amount, if any, that the employer would contribute toward the premium if the child were a current employee.
When Continued Group Health Benefits End
Continued group health benefits end for the covered child on the first to occur of the following:
(a) the end of the period for which the last premium payment was made;
(b) the date the child becomes covered for similar benefits under another group plan;
(c) the date the child’s coverage would cease if he or she was still an eligible dependent of the employee; and
(d) the end of two years from the date the child’s continued group health benefits began.
The Right To Convert
When a child’s continued group health benefits end, conversion rights to which he or she may be entitled will be available according to all the terms and conditions of this plan.
ELIGIBILITY FOR MAJOR MEDICAL COVERAGE
Employee Coverage
Eligible Employees
To be eligible for employee coverage, you must be an active full-time/part-time employee, or a qualified retiree. And you must belong to a class of employees covered by this plan.

When Your Coverage Starts
Employee benefits are scheduled to start on the effective date shown on the inside front cover of this booklet. But you must be actively at work on a full-time/part-time basis unless you are a qualified retiree, on the scheduled effective date. And you must have met all of the applicable conditions explained above, and any applicable waiting period. If you are an active full-time/part-time employee and are not actively at work on the date your insurance is scheduled to start, unless you are disabled, we will postpone your coverage until the date you return to active full-time work.
If you are a qualified retiree, you can not be confined in a health care facility on the scheduled effective date of coverage. If you are confined on that date, we will postpone your coverage until the day after you are discharged. And you must also have met all of the applicable conditions of eligibility and any applicable waiting period in order for coverage to start. Sometimes, the effective date shown on the the endorsement is not a regularly scheduled work day. But coverage will still start on that date if you were actively at work on a full-time basis on your last regularly scheduled work day.
When Your Coverage Ends
If you are an active full-time/part-time employee, your coverage ends on the date your active full-time/part-time service ends for any reason, other than disability. Such reasons include death, retirement (except for qualified retirees), layoff, leave of absence and the end of employment. It also ends on the date you stop being a member of a class of employees eligible for insurance under this plan, or when this plan ends for all employees. And it ends when this plan is changed so that benefits for the class of employees to which you belong ends. Read this booklet carefully if your coverage ends. You may have the right to continue certain group benefits for a limited time. And you may have the right to replace certain group benefits with converted policies.
Dependent Coverage
Eligible Dependents For Dependent Major Medical Benefits
Your eligible dependents are: your legal spouse; your same sex domestic partner who meets the eligibility criteria on the Domestic Partner statement; your unmarried dependent children until the last day of the month in which they turn age 19; and your unmarried dependent children, from age 19 until the last day of the month of their 25th birthday, who are enrolled as full-time students at accredited schools. Unmarried dependent children include your dependent grandchildren who reside with you or if you are named in a court order as having legal custody or the parent of the grandchild(ren) is an eligible dependent chil(ren) of your same sex domestic partner if they meet the criteria for unmarried natural children and their primary residence is with the employee.
Adopted Children And Step-Children
Your “unmarried dependent children” include your legally adopted children and, if they depend on you for most of their support and maintenance, your step-children. We treat a child as legally adopted from the time the child is placed in your home for the purpose of adoption. We treat such a child this way whether or not a final adoption order is ever issued. The “Pre-Existing Conditions” provision of the major medical portion of this plan, if any, does not apply to an adopted child, if the child: (a) is adopted or placed for adoption prior to his or her 18th birthday; and (b) becomes covered by this plan within 30 days of such placement.
Dependents Not Eligible
We exclude any dependent who is insured by this plan as an employee. And we exclude any dependent who is on active duty in any armed force.
Handicapped Children
You may have an unmarried child with a mental or physical handicap, or developmental disability, who can’t support himself or herself. Subject to all of the terms of this coverage and the plan, such a child may stay eligible for dependent benefits past this coverage’s age limit. The child will stay eligible as long as he or she stays unmarried and unable to support himself or herself, if: (a) his or her conditions started before he or she reached this coverage’s age limit; (b) he or she became insured by this coverage before he or she reached the age limit, and stayed continuously insured until he or she reached such limit; and (c) he or she depends on you for most of his or her support and maintenance. But, for the child to stay eligible, you must send us written proof that the child is handicapped and depends on you for most of his or her support and maintenance. You have 31 days from the date the child reaches the age limit to do this. We can ask for periodic proof that the child’s condition continues. But, after two years, we can’t ask for this proof more than once a year. The child’s coverage ends when yours does.

When Dependent Coverage Starts
In order for your dependent coverage to start you must already be insured for employee major medical coverage, or enroll for employee and dependent major medical coverage at the same time. The date your dependent coverage starts depends on when you elect to enroll your initial dependents and agrees to make any required payments.
If you do this on or before your eligibility date, each initial dependent’s coverage is scheduled to start on the later of your eligibility date and the date you become insured for employee coverage.
If you do this within or after the enrollment period, each initial dependent’s coverage is scheduled to start on the later of the date you sign the enrollment form and the date you become insured for employee coverage. However, if you do this after the enrollment period, each initial dependent is considered a late enrollee, and is subject to this coverage’s pre-existing conditions limitation for late enrollees.
Once you have coverage for your initial dependents, you must notify us when you acquire any new dependents, and agree to make any additional required payments. The newly acquired dependent’s major medical coverage will start on the date you sign the enrollment form, if you notify us within 30 days of the date the dependent is acquired. If you fail to notify us within 30 days of the date the dependent is acquired, the dependent is considered a late enrollee, and is subject to this coverage’s pre-existing conditions limitation for late enrollees.
A late enrollee is a dependent who the employee fails to enroll for major medical coverage: (a) during the enrollment period if the dependent is an initial dependent; (b) within 30 days of the date a dependent becomes an eligible dependent, if the dependent is not an initial dependent; or (c) during a special enrollment period.
Newborn Children
We cover an employee’s newborn child for the first 31 days from the moment of birth if the employee already has dependent coverage. To continue the child’s coverage beyond the 31 days, the employee must enroll the child and agree to pay any required premiums within 31 days of the date the child is born. If the employee fails to do this, the child will be subject to the plan’s pre-existing conditions limitations for late enrollees. The child’s coverage will start on the date the enrollment form is signed.
When an employee does not have dependent coverage, we will cover the employee’s first newborn child from the moment of birth if the employee enrolls the child and agrees to pay any required premiums within 31 days of the date the child is born. If the employee fails to do this, the child will be subject to the plan’s pre-existing conditions limitations for late enrollees. The child’s coverage will start on the date the enrollment form is signed.
When Dependent Coverage Ends
Dependent coverage ends on the last day of the month for all of your dependents when your employee coverage ends. But if you die while insured, we’ll automatically continue dependent benefits for those of your dependents who are insured when you die. We’ll do this for six months at no cost, provided: (a) the group plan remains in force; (b) the dependents remain eligible dependents; and (c) in the case of a spouse, the spouse does not remarry.
If a surviving dependent elects to continue his or her dependent benefits under this plan’s “Federal Continuation Rights” provision, or under any other continuation provision of this plan, if any, this free continuation period will be provided as the first six months of such continuation. Premiums required to be paid by, or on behalf of a surviving dependent will be waived for the first six months of continuation, subject to restrictions (a), (b) and (c) above. After the first six months of continuation, the remainder of the continuation period, if any, will be subject to the premium requirements, and all of the terms of the “Federal Continuation Rights” or other continuation provisions. Dependent coverage also ends for all of your dependents when you stop being a member of a class of employees eligible for such coverage. And it ends when this plan ends, or when dependent coverage is dropped from this plan for all employees or for an employee’s class.
If you are required to pay all or part of the cost of dependent coverage, and you fail to do so, your dependent coverage ends. It ends on the last day of the period for which you made the required payments, unless coverage ends earlier for other reasons.
An individual dependent’s coverage ends when he or she stops being an eligible dependent. This happens to a child at 12:01 a.m. on the date the child attains this coverage’s age limit, when he or she marries, or when a step-child is no longer dependent on the employee for support and maintenance. It happens to a spouse when a marriage ends in legal divorce or annulment.

Read this plan carefully if dependent coverage ends for any reason. Dependents may have the right to continue certain group benefits for a limited time. And they may have the right to replace certain group benefits with converted policies.
CERTIFICATE AMENDMENT
This rider amends the “Dependent Coverage” provisions as follows: An employee’s same sex domestic partner will be eligible for major medical coverage under this plan. Coverage will be provided subject to all the terms of this plan and to the following limitations.
To qualify for such coverage, both the employee and his or her same sex domestic partner must:
•	be 18 years of age or older;

•	be unmarried, constitute each other’s sole domestic partner and not

•	have had another domestic partner in the last 12 months;

•	share the same permanent address for at least 12 consecutive months and intend to do so indefinitely;

•	share joint financial responsibility for basic living expenses including food, shelter and medical expenses;

•	not be related by blood to a degree that would prohibit marriage in the employee’s state of residence; and

•	be financially interdependent which must be demonstrated by at least four of the following:
a.	ownership of a joint bank account;

b.	ownership of a joint credit account;

c.	evidence of a joint mortgage or lease;

d.	evidence of joint obligation on a loan;

e.	joint ownership of a residence;

f.	evidence of common household expenses such as utilities or telephone;

g.	execution of wills naming each other as executor and/or beneficiary;

h.	granting each other durable powers of attorney;

i.	granting each other health care powers of attorney;

j.	designation of each other as beneficiary under a retirement benefit account; or

k.	evidence of other joint financial responsibility.
The employee must complete a “Declaration of Domestic Partnership” attesting to the relationship. The domestic partner’s dependent children will be eligible for coverage under this plan on the same basis as if the children were the employee’s dependent children.
Coverage for the same sex domestic partner and his or her dependent children ends when the domestic partner no longer meets the qualifications of a domestic partner as indicated above. Upon termination of a domestic partnership, a “Statement of Termination” must be completed and filed with the employer. Once the employee submits a “Statement of Termination,” he or she may not enroll another domestic partner for a period of 12 months from the date of the previous termination. And, the domestic partner and his or her children will be not eligible for:
a. survivor benefits upon the employee’s death as explained under the “When Dependent Coverage Ends” section;
b. continuation of major medical coverage as explained under the “Federal Continuation Rights” section and under any other continuation rights section of this plan, unless the employee is also eligible for and elects continuation; or

c. conversion of major medical coverage as explained under the “Converting This Group Health Insurance” section of this plan. This rider is a part of this plan. Except as stated in this rider, nothing contained in this rider changes or affects any other terms of this plan.
The Guardian Life Insurance Company of America
Vice President, Group Products
MAJOR MEDICAL HIGHLIGHTS
This page provides a quick guide to some of the Major Medical plan features which people most often want to know about. But it’s not a complete description of your Major Medical plan. Read the following pages carefully for a complete explanation of what we pay, limit and exclude.
Benefit Year Cash Deductible
Per covered person None
Co-Payments For most covered charges No co-payment
Note: There may be different co-payments for some types of charges. Read all provisions of this plan carefully.
Benefit Year Payment Limits
Benefit year payment limit for preventive health care Unlimited
Lifetime Limits
Lifetime payment limit for most sicknesses or injuries $2,000,000.00
Note: Some provisions have benefit year or treatment period limits. Read all provisions of this plan carefully.
MAJOR MEDICAL EXPENSE INSURANCE
This insurance will pay many of the medical expenses incurred by you and those of your covered dependents who are insured for major medical coverage under this plan. What we pay and the terms for payment are explained below. All terms in italics are defined terms with special meanings. Their definitions are shown in the “Glossary” at the back of this booklet. Other terms are defined where they are used.
Benefit Provision
The Cash Deductible
Each benefit year, each covered person must have covered charges that exceed the cash deductible before we pay any benefits to that person. The cash deductible can’t be met with non-covered expenses. Only covered charges incurred by the covered person while insured by this plan can be used to meet this deductible. Once the cash deductible is met, we pay benefits for other covered charges above the deductible amount incurred by that covered person, less any applicable co-payments, for the rest of that benefit year. But all charges must be incurred while that covered person is insured by this plan. And what we pay is based on all the terms of this plan.
Deductible Carryover Credit
A covered person may have covered charges in the last three months of a benefit year which are used to meet the cash deductible under this plan for that year. These charges will also be used to meet the deductible for the next benefit year.
Deductible For Common Accidents And Sicknesses
Sometimes two or more covered family members are injured in the same accident. If they are, we apply only one cash deductible (each benefit year) against all covered charges due to that accident. We do the same if two or more covered family members get the same contagious disease within ten days of each other. What we pay is based on all of the terms of this plan. Each covered person must still meet the balance of his or her own cash deductible before we pay benefits for charges due to other conditions.

Payment Limits
For each sickness or injury we pay up to the payment limit shown below:
Charges for in-patient confinement in an extended care
or rehabilitation center, per benefit year — 100 days
Charges for home health care, per benefit year — 100 visits
Charges for treatment of disease or deformity of the feet, per benefit year— Unlimited
Charges for manipulation or adjustment of the spine, per benefit year— Unlimited
All Other Charges
Lifetime payment limit for each sickness or injury
not listed above — $2,000,000.00
Daily Room And Board Limits
During a Period of Hospital Confinement:
For semi-private room and board accommodations, we cover charges up to the hospital’s actual daily room and board charge.
For private room and board accommodations, we cover charges up to the hospital’s average daily semi-private room and board charge, or if the hospital does not have semi-private accommodations, 90% of its lowest daily room and board charge.
For special care units, we cover charges up to the hospital’s actual daily room and board charge.
For a Confinement In an Extended Care Center or Rehabilitation Center:
We cover the lesser of: (a) the center’s actual daily room and board charge; or (b) 50% of the covered daily room and board charge made by the hospital during the covered person’s preceding hospital confinement, for semi-private accommodations.
Benefits From Other Plans
A covered person may be covered by two or more plans that provide similar benefits. For instance, your spouse may be covered by this plan and a similar plan through his or her own employer. When another plan furnishes benefits which are similar to ours, we coordinate our benefits with the benefits from that other plan. We do this so that no one gets more in benefits than he or she incurs in charges. Read “Coordination of Benefits” to see how this works. The benefits under this plan may also be affected by Medicare. See the provision “How This Plan Interacts With Medicare” for an explanation of how this works.
Extended Major Medical Benefits
If a covered person’s insurance ends and he or she is totally disabled and under a doctors care, we extend major medical benefits for that person under this plan as explained below. This is to be done at no cost to you. We only extend benefits for covered charges due to the disabling condition. The charges must be incurred before the extension ends. And what we pay is subject to all of the terms of this plan. We don’t pay for charges due to other conditions. And we don’t pay for charges incurred by other family members.
The extension ends on the earliest of: (a) the date the total disability ends; (b) one year from the date the person’s insurance under this plan ends; or (c) the date the person has reached the payment limit for his or her disabling condition.
However, we won’t grant an extension if the person’s insurance ended because he or she failed to make required payments. And if a person receives benefits under this extension of benefits provision, he or she will not be eligible for coverage under any continuation of coverage provisions of this plan when the extension ends.
You are totally disabled if, due to sickness or injury, you can’t perform the main duties of your occupation. A covered dependent is totally disabled if, due to sickness or injury, he or she can’t perform the normal activities of someone his or her age. You must submit evidence to us that you or your dependent is totally disabled, if we request it.

Covered Charges
This section lists the types of charges we cover. But what we pay is subject to all the terms of this plan. Read the entire plan to find out what we limit or exclude.
Hospital Charges We cover charges for hospital room and board and routine nursing care, up to the daily room and board limit, when it is provided to you by a hospital on an inpatient basis. And we cover other medically necessary hospital services and supplies provided to you during the inpatient confinement. If you incur charges as an inpatient in a special care unit, we cover the charges, up to the daily room and board limit for special care units. We also cover outpatient hospital services. These include emergency room treatment, and services provided by a hospital outpatient clinic. Any charges in excess of the hospital daily room and board limit are a non-covered expense.
Pre-Admission Testing Charges
We cover pre-admission tests needed for a planned hospital admission or surgery. We cover these tests if: (a) the tests are done within seven days of the planned admission or surgery; and (b) the tests are accepted by the hospital in place of the same post-admission tests. We don’t cover tests that are repeated after admission or before surgery, unless the admission or surgery is deferred solely due to a change in the covered person’s health.
Extended Care And Rehabilitation Charges
We cover charges, up to the daily room and board limit, for room and board and routine nursing care provided to you or a covered dependent on an inpatient basis in an extended care center or rehabilitation center. Charges above the daily room and board limit are a non-covered expense.
And we cover all other medically necessary services and supplies provided to you or your covered dependent during the confinement. But the confinement must start within 14 days of a hospital stay. And we only cover the first 100 days of confinement in each benefit year. Charges for any additional days are a non-covered expense.
We also cover outpatient services furnished by an extended care or rehabilitation center.
Home Health Care Charges
When home health care can take the place of inpatient care, we cover such care furnished to you or a covered dependent under a written home health care plan. We cover medically necessary services or supplies, including prescribed drugs, which we would have covered if you or your covered dependent had been an inpatient in a recognized facility. But payment is subject to all of the terms of this plan and all of the conditions below:
The covered person’s doctor must certify that home health care is needed in place of inpatient care in a recognized facility.
The services and supplies must be: (a) ordered by the covered person’s doctor; (b) included in the home health care plan; and (c) furnished by, or coordinated by, a home health care agency according to the written home health care plan. The services and supplies must be furnished by health care professionals with skills equivalent to the skilled professional care furnished in recognized facilities.
The home health care plan must be set up in writing by the covered person’s doctor within 14 days after home health care starts. And it must be reviewed by the covered person’s doctor at least once every 60 days. We only cover the first 100 home health care visits each benefit year. Home health care charges after the first 100 visits in a benefit year are a non-covered expense.
Each visit by a home health aide, nurse, or other recognized provider whose services are authorized under the home health care plan can last up to four hours.
We don’t pay for: (i) services furnished to family members, other than the patient; or (ii) services and supplies not included in the home health care plan.
Doctor’s Charges For Non-Surgical Care And Treatment
We cover doctor’s charges for the medically necessary non-surgical care and treatment of a sickness or injury. But we limit what we pay for the treatment of mental and emotional conditions, drug abuse and alcohol abuse.

Doctor’s Charges For Surgery
We cover doctor’s charges for medically necessary surgery. We don’t pay for cosmetic surgery. But we cover reconstructive surgery needed due to a sickness or injury. This surgery can be performed either at the same time as, or after, other needed surgery. We also cover reconstructive surgery needed due to a functional birth defect in a covered dependent child.
Second Opinion Charges
We cover doctor’s charges for a second opinion and charges for related X-rays and tests when a covered person is advised to have surgery or enter a hospital. If the second opinion differs from the first, we cover charges for a third opinion. We cover such charges if the doctors who give the opinions: (a) are board certified and qualified, by reason of their specialty, to give an opinion on the proposed surgery or hospital admission; (b) are not business associates of the doctor who recommended the surgery; and (c) in the case of a second surgical opinion, they do not perform the surgery if it’s needed.
Ambulatory Surgical Center Charges
We cover charges made by an ambulatory surgical center in connection with covered surgery.
Hospice Care Charges
We cover charges made by a hospice for palliative and supportive care furnished to a terminally ill covered person under a hospice care program. “Palliative and supportive care” means care and support aimed mainly at lessening or controlling pain or symptoms; it makes no attempt to cure the covered person’s terminal illness.
Hospice care must be furnished according to a written “hospice care program.” A “hospice care program” is a coordinated program for meeting the special needs of the terminally ill covered person. It must be set up and reviewed periodically by the covered person’s doctor.
Under a hospice care program, subject to all the terms of this plan, we cover any services and supplies including prescription drugs, to the extent they are otherwise covered by this plan. Services and supplies may be furnished on an inpatient and outpatient basis.
The services and supplies must be: (1) needed for palliative and supportive care; (2) ordered by the covered person’s doctor; (3) included in the hospice care program; and (4) furnished by, or coordinated by a hospice. We don’t pay for: (a) services and supplies provided by volunteers or others who do not regularly charge for their services; (b) funeral services and arrangements; (c) legal or financial counseling or services; (d) treatment not included in the hospice care plan; (e) services supplied to family members, other than the terminally ill covered person; or (f) counseling of any type which is for the sole purpose of adjusting to the terminally ill covered person’s death.
Preventive Care We cover charges for routine physical exams including related laboratory tests and X-rays. We also cover charges for immunizations and vaccines. But we limit what we pay each benefit year to unlimited
Mammograms We pay benefits for covered charges for mammograms provided to a covered woman. We treat such charges the same way we treat any other covered charges for sickness. But, what we pay is based on all the terms of this plan.
Colorectal Cancer Screening
We cover charges for colorectal cancer screening with sigmoidoscopy or fecal blood testing, subject to the following limitations: We cover charges for such screening once every 3 years for: (a) a covered person at least 50 years old, or (b) a covered person at least 30 years old who is classified as high risk for colorectal cancer because he or she or a first degree family member has a history of colorectal cancer. But, unless this plan provides specific benefits, we do not cover charges for any other diagnostic or preventive care. What we pay is subject to all the terms of this plan.
Other Covered Medical Services And Supplies
We cover anesthetics and their administration; inhalation therapy; hemodialysis; radiation and chemotherapy; physical therapy by a licensed physical therapist; casts; splints; and surgical dressings.
We cover the initial fitting and purchase of braces, trusses, orthopedic footwear and crutches. But we don’t pay for replacements or repairs. We cover blood, blood products, and blood transfusions. But we don’t pay for blood which has been donated or replaced on behalf of you or a covered dependent.

We cover medically necessary charges for transporting you or a covered dependent to: (a) a local hospital if needed care and treatment can be provided by a local hospital; or (b) the nearest hospital where medically necessary care and treatment can be given, if a local hospital can’t provide this treatment. But it must be connected with an inpatient confinement. It can be by professional ambulance service, train or plane. But we don’t pay for chartered air flights. And we won’t pay for other travel or communication expenses of patients, doctors, nurses or family members.
We cover charges for the rental of durable medical equipment needed for therapeutic use. At our option, and with our advance written approval, we may cover the purchase of such items when it is less costly and more practical than rental. But we don’t pay for: (1) any purchases without our advance written approval; (2) replacements or repairs; or (3) the rental or purchase of items (such as air conditioners, exercise equipment, saunas and air humidifiers) which do not fully meet the definition of durable medical equipment.
We cover charges made by a nurse for medically necessary private duty nursing care.
We cover X-rays and laboratory tests which are medically necessary to treat a sickness or injury.
Charges Covered With Special Limitations
Recognized Providers
Covered charges must be provided by recognized providers. The providers we recognize are listed in the glossary. We recognize both public and private facilities. But all providers must be properly licensed or certified under all applicable state and local laws to provide the services they render, and be operating within the scope of their license.
Providers We Don’t Recognize
We don’t recognize: (a) rest homes; (b) old age homes; (c) places that mainly provide custodial care, education or training; or (d) nurses’ aides, home attendants, nutritionists, dieticians, or massage therapists unless this plan provides specific benefits for their services.
Dental Care And Treatment
We cover: (a) the diagnosis and treatment of oral tumors and cysts; and (b) the surgical removal of impacted teeth.
We also cover treatment of an injury to natural teeth or the jaw, but only if: (a) the injury occurs while the covered person is insured; (b) the injury was not caused, directly or indirectly by biting or chewing; and (c) all treatment is finished within six months of the date of the injury. Treatment includes replacing natural teeth lost due to such injury. But in no event do we cover orthodontic treatment.
Prosthetic Devices We limit what we pay for prosthetic devices. We cover only the initial fitting and purchase of artificial limbs and eyes, and other prosthetic devices. And they must take the place of a natural part of a covered person’s body, or be needed due to a functional birth defect in a covered dependent child. We don’t pay for replacements or repairs, or for wigs, or dental prosthetics or devices.
If This Plan Replaces Another Plan
The employer who purchased this plan may have purchased it to replace a plan he had with some other insurer.
When this happens, we cover a covered person’s pre-existing condition, if:
(a) the covered person was insured by this employer’s old plan; and (b) the employer’s old plan would have paid benefits for the condition. But this plan must start within 90 days after the employer’s old plan ends.
We limit our payments to the lesser of: (a) what the employer’s old plan would have paid; or (b) what we’d normally pay. And we deduct any benefits actually paid by the employer’s old plan under any extension provision.
The covered person may have incurred charges for covered expenses under the employer’s old plan before it ended. If so, these charges will be used to meet this plan’s deductible if: (a) the charges were incurred during the calendar year in which this plan starts; (b) this plan would have paid benefits for the charges, if this plan had been in effect; (c) the covered person was covered by the old plan when it ended and enrolled in this plan on its effective date; and (d) this plan starts within 90 days after the old plan ends.

Treatment Of Infertility
We cover charges for the treatment of infertility. Infertility treatment includes, but is not limited to, in vitro fertilization, uterine embryo lavage, embryo transfer, artificial insemination, gamete intrafallopian tube transfer, zygote intrafallopian transfer and low tubal ovum transfer.
Charges Covered With Special Limitations
We cover treatments that include oocyte retrievals. However, we don’t cover charges for oocyte retrievals if the covered person has already received four completed oocyte retrievals during such covered person’s lifetime. But, if a live birth follows a completed oocyte retrieval, we cover two additional completed oocyte retrievals.
We don’t cover charges for: (a) reversal of sterilization procedures such as reversal of vasectomy or tubal ligation; (b) psychiatric sex therapy; (c) medical services rendered to a surrogate for purposes of childbirth; (d) cryopreservation and storage of sperm, eggs and embryos, unless subsequent medically necessary procedures using the cryopreserved substance are deemed non-experimental and non-investigational; (e) selected termination of an embryo, unless the life of the mother would be in danger if all embryos were carried to full term; (f) non-medical costs on an egg or sperm donor; (g) costs of travel within 100 miles of the covered person’s home address or costs for travel that is not medically necessary, not mandated or not required by the insurance company; or (h) infertility treatments deemed experimental or investigational by the American Fertility Society or the American College of Obstetrics and Gynecology, except that when a treatment involves both experimental and non-experimental procedures, we pay benefits for the non-experimental procedures that can be delineated and separately charged.
The couple experiencing the infertility must have a medically documented history of unexplained infertility lasting at least one year, or the infertility must be certified by a doctor as medically necessary. All treatment must be performed on an outpatient basis. We do not cover inpatient treatment of infertility.
The treatment must be performed in a facility which is licensed or certified for what it does by the state in which it operates. Unless this plan provides specific benefits, we do not cover the resulting pregnancy.
Pregnancy Birthing Center Charges
This plan pays for pregnancies the same way we would cover a sickness.
We cover birthing center charges made for pre-natal care, delivery, and postpartum care in connection with you or a covered dependent’s pregnancy. We cover charges up to the daily room and board limit for the room and board and routine nursing care when inpatient care is provided to you or a covered dependent by a birthing center. But charges above the daily room and board limit are a non-covered expense. We cover all other medically necessary services and supplies during the confinement. But, unless this plan provides specific benefits, we don’t cover routine nursery charges for the newborn child.
Benefits for a Covered Newborn Child
Subject to all of the terms of this plan, we cover charges for the care and treatment of a newborn child if he is sick, injured, premature, or born with a congenital birth defect or birth abnormality.
Charges Covered With Special Limitations (Cont.)
And, we cover charges for the child’s routine nursery care while he’s in the hospital. This includes: (a) nursery charges; (b) charges for routine doctor’s examinations and tests; and (c) charges for routine procedures, like circumcision. But, unless this plan provides specific benefits, we don’t pay for the routine care of the child once he’s left the hospital.
Speech Therapy We cover speech therapy when needed due to a sickness or injury. But we exclude speech therapy services that are educational in any part, or due to: articulation disorders; tongue thrust; stuttering; lisping; abnormal speech development; changing an accent; dyslexia; hearing loss which is not medically documented; or similar disorders.
Treatment For Spinal Manipulation
We do not limit what we cover for spinal manipulation per benefit year. Charges for such treatment above these limits are a non-covered expense.

Diseases Or Deformity Of The Feet
We pay benefits for covered charges for treatment of sickness or deformity below the ankle.
Treatment For Obesity
We limit what we pay for the treatment of obesity. If a covered person is morbidly obese, we cover visits to a doctor’s office, and related laboratory tests for the treatment of the morbid obesity. But we only cover one course of treatment. “Morbidly obese” means the covered person weighs at least twice as much as a normal person of the same height, age and sex.
Treatment must be provided by a doctor on an outpatient basis according to a written treatment plan.
We don’t pay for anything not included in the written treatment plan. And we don’t pay for appetite or weight control drugs, dietary supplements, special foods or food supplements, health or weight control centers or resorts, health club memberships or exercise equipment.
A course of treatment begins and ends as specified in the treatment plan, or sooner if the covered person discontinues treatment.
We exclude more than one course of treatment or repeated attempts to lose weight. And we exclude all treatment of obesity for any covered person who is not morbidly obese.
TMJ And Craniomandibular Disorders
We pay benefits for covered charges for the medically necessary care and treatment of temporomandibular joint disorder (TMJ) and craniomandibular disorder in a covered person. We treat such charges the same way we treat any other covered charges for sickness. But what we pay is based on all of the terms of this plan.
Unless this plan provides specific benefits, we don’t cover any charges for the dental treatment of TMJ and craniomandibular disorders.
Investigational Cancer Treatments
Anything in this plan to the contrary notwithstanding, we cover charges for routine patient care in connection with investigational cancer treatment in an approved cancer research trial. But, the care must be: (1) medically necessary; and (2) for a covered person who has been diagnosed by his or her doctor with a life-threatening terminal illness related to cancer.
We treat such charges the same way we treat covered charges for a sickness. But, what we pay is based on all the terms of this plan and subject to a maximum limit of $10,000 in each calendar year.
“Routine patient care” includes: (a) blood tests; (b) x-rays; (c) bone scans; (d) magnetic resonance images; (e) patient visits; (f) hospital stays; or (g) other similar care generally provided to the covered person in standard cancer treatment. Routine patient care does not include: (i) clinical trial therapies, regimens, or any combination of them; (ii) drugs or pharmaceuticals in connection with an approved clinical trial; (iii) goods, services, or benefits that are generally furnished without charge in connection with an approved cancer research trial; (iv) charges for added costs associated with the provision of goods, services, or benefits previously provided, paid for, or reimbursed; (v) treatments or services prescribed for the convenience of the covered person or doctor; or (vi) similar care.
“Approved cancer research trial” means a clinical trial that meets all of the conditions listed below:
the effectiveness of the treatment has not been determined relative to established therapies; the trial is under clinical investigation as part of an approved cancer research trial in Phase II, Phase III, or Phase IV of investigation; the trial has been approved by the Department of Health and Human Services, the Director of the National Institutes of Health (NIH), the Commissioner of the Food and Drug Administration (FDA) in the form of an investigational new drug, a qualified nongovernmental cancer research entity as defined in NIH guidelines, or a peer reviewed and approved cancer research program as defined by the U.S. Secretary of Health and Human Services; the trial is conducted for the primary purpose of determining whether or not a cancer treatment is safe or efficacious or has any other characteristic of a cancer treatment that must be demonstrated in order for the cancer treatment to be medically necessary or appropriate; the trial is being conducted at multiple sites; the covered person’s primary care doctor, if any, is involved in the coordination of care; and the results of the cancer research trial will be submitted for publication in peer reviewed scientific studies, research or literature published in, or accepted for publication by, medical journals that meet nationally recognized requirements for scientific manuscripts and that submit most of their published articles for review by experts who are not part of the editorial staff. These studies may include those conducted by, or under the auspices of, the federal government’s Agency for Health Care Policy and

Research, NIH, National Cancer Institute, National Academy of Sciences, Health Care Financing Administration, and any national board recognized by the NIH for the purpose of evaluating the medical value of health services. Unless this plan provides specific benefits, we don’t cover any other charges for routine care or experimental treatment.
Reconstructive Surgery Following A Mastectomy
We pay benefits for covered charges for reconstructive surgery following a mastectomy. What we pay is subject to all the terms of this plan and to the following limitations. We cover charges for: (a) breast reconstruction following surgery for a mastectomy; (b) surgery and reconstruction of the other breast to produce a symmetrical appearance; and (c) prostheses and physical complications for all stages of a mastectomy, including lymphedemas.
Serious Mental Illness Conditions
We cover charges for the treatment of Serious Mental Illness conditions as described below.
Inpatient coverage: A covered person may receive such treatment as an inpatient in a hospital, residential treatment facility, or in a mental health center. If so, we will pay benefits for the covered charges he or she incurs for such treatment, the same way we would for any other sickness.
Outpatient coverage: A covered person may also receive such treatment as an outpatient. Outpatient treatment can be furnished by a hospital, or by a mental health center. It can also be furnished by any properly licensed or certified doctor, psychologist or social worker.
We don’t pay for custodial care , education or training. “Serious mental illness” means schizophrenia; paranoid and other psychotic disorders; bipolar disorders (hypomanic, manic, depressive, and mixed); major depressive disorders (single episode or recurrent); schizoaffective disorders (bipolar or depressive); pervasive developmental disorders; obsessive-compulsive disorders; depression in childhood and adolescence; and panic disorder; or psychiatric illnesses as defined in the most current edition of the Diagnostic and Statistical Manual (DSM) published by the American Psychiatric Association.
Mental And Nervous Conditions And Drug Abuse
We limit what we pay for the treatment of mental and nervous conditions and drug abuse. We include a sickness under this provision if it manifests symptoms which are primarily mental or nervous, regardless of any underlying physical cause.
Inpatient coverage: A covered person may receive such treatment as an inpatient in a hospital, residential treatment facility, or in a mental health or drug abuse center. If so, we will pay benefits for the covered charges he or she incurs for such treatment, the same way we would for any other sickness.
A treatment period starts on the date that a covered person is confined for such treatment. It ends on the date the covered person has resumed and carried out the normal activities of a healthy person of the same age for 12 consecutive months.
Outpatient coverage: A covered person may also receive such treatment as an outpatient.
Outpatient treatment can be furnished by a hospital, or by a mental health or drug abuse center. It can also be furnished by any properly licensed or certified doctor, psychologist, or social worker.
Alcohol Abuse We limit what we pay for the treatment of alcohol abuse.
Inpatient coverage: You or a covered person may receive such treatment as an inpatient in a hospital, residential treatment facility, or alcohol abuse center. If so, we will pay benefits for the covered charges you or your covered dependent incurs for such treatment, the same way we would for any other sickness.
Outpatient coverage: You or a covered dependent may also receive such treatment as an outpatient.
Outpatient treatment can be furnished by a hospital, or alcohol abuse center. It can also be furnished by any properly licensed or certified doctor, psychologist, or social worker.

Exclusions
We don’t pay for any charge identified as a non-covered expense. We don’t pay for services and supplies for which no charge is made, or for which, in the absence of this insurance, the covered person is not required to pay. This usually means services and supplies furnished by: (a) a covered person’s employer, labor union or similar group, in its medical department or clinic; (b) a hospital or clinic owned or run by any government body; or (c) any public program, except Medicaid, paid for or sponsored by any government body. But, if a charge is made and we are legally required to pay it, we will.
We don’t pay for services and supplies which are not: (a) furnished or ordered by a recognized provider; (b) medically necessary to diagnose or treat a sickness or injury; (c) accepted by a professional medical society in the United States as beneficial for the control or cure of the sickness or injury being treated; and (d) furnished within the framework of generally accepted methods of medical management currently used in the United States.
We don’t pay for experimental treatment.
We don’t pay for care and treatment of sickness or injury caused, directly or indirectly, by declared or undeclared war or act of war. And we don’t pay for care and treatment of sickness or injury which occurs while a covered person is on active duty in any armed force.
We don’t pay for services or supplies furnished by close relatives. By “close relatives” we mean: (a) your spouse, children, parents, brothers and sisters; and (b) any person who is part of your household. And we don’t pay for services or supplies furnished by business or professional associates of you or your family.
We don’t pay for care and treatment needed due to: (a) an on-the-job or job-related injury; or (b) sickness or injury for which benefits are payable by Worker’s Compensation or similar laws.
We don’t pay for care and treatment of conditions caused, directly or indirectly, by: (a) a covered person taking part in a riot or other civil disorder; or (b) a covered person taking part in the commission of a felony.
We don’t pay for personal comfort items, like TV’s and phones. And we don’t pay for items which are generally useful to the patient’s household, including but not limited to first aid kits, exercise equipment, air conditioners, humidifiers and saunas.
We don’t pay for custodial care, education or training. And we don’t pay for room and board in a rest home, old age home, or any place which is mainly a school.
We don’t pay for eyeglasses, contact lenses or hearing aids. And we don’t pay for the prescribing and fitting of such, or for vision and hearing visits. We don’t pay for wigs, toupees, hair transplants, hair weaving or any drug used to restore hair growth.
We don’t pay for routine foot care, except for regular foot care exams provided by a doctor to a covered person with diabetes.
We don’t pay for room or board charges for a covered person in any facility for any period of time during which he or she was not physically present.
We don’t pay for cosmetic surgery, except for reconstructive surgery needed due to a sickness or injury as explained in the provision “Doctor’s Charges for Surgery.”
We don’t pay for radial keratotomy or other refractive surgery for the purpose of altering, modifying or correcting: (a) myopia; (b) hyperopia; or (c) stigmatic error.
We don’t pay for outpatient prescription drugs. And we don’t pay for drugs which can be bought without a prescription, even if a doctor orders them.
We don’t pay for ambulance services used to transport a covered person from a hospital or other health care facility, unless the covered person is being transferred to another inpatient health care facility.
We don’t pay for services and supplies which are specifically limited or excluded in other parts of this plan.

Hospital Bill Audit Bonus
We pay a cash bonus to any covered person who shows us that he was overcharged by $10.00 or more on his hospital bill. But the error must be for a covered charge. To get the bonus, the covered person must obtain a corrected bill and send the corrected bill and the original, incorrect bill to us. The bonus equals the lesser of: (a) 50% of the overcharge; or (b) $500.00.
Converting This Group Health Insurance
Important Notice This section applies only to hospital, surgical, and major medical expense coverages. In this section these coverages are referred to as “group health benefits”.
This section does not apply to coverages which provide benefits for loss of life, loss of income due to disability, prescription drug expense, or dental expense, if provided under this plan. These coverages cannot be converted under this section.
If An Employee’s Group Health Benefits End
If an employee’s group health benefits end for any reason other than the group plan ending where there is a succeeding carrier, he can obtain a converted policy. But, he must have been insured by the group plan for at least three months. The converted policy will cover the employee and those of his dependents whose group coverage ends.
If An Employee Dies While Insured
If an employee dies while insured, after any applicable continuation period has ended, his then insured spouse may convert. The converted policy will cover the spouse and those of the employee’s dependent children whose group health benefits end. If the spouse is not living, each dependent child whose group health benefits end may convert for himself.
If an Employee’s Marriage Ends
If an employee’s marriage ends by legal divorce or annulment, his former spouse can convert. The converted policy will cover the former spouse and those of the employee’s dependent children whose group health benefits end.
When A Dependent Loses Eligibility
When an insured dependent stops being an eligible dependent, as defined in this plan, he may convert. The converted policy will only cover the dependent whose group health benefits end.
How and When to Convert
To convert, the applicant must apply to us in writing and pay the required premium. He has 31 days after his group health benefits end to do this. We don’t ask for proof of insurability. The converted policy will take effect on the date the applicant’s group health benefits end. If the applicant is a minor or incompetent, the person who cares for and supports the applicant may apply for him.
The Converted Policy
The applicant may convert to one of the individual health insurance policies we normally issue for conversion at the time he applies. The converted policy will comply with the laws of the place where the applicant lives when he applies.
The premium for the converted policy will be based on: (a) the plan the applicant selects; (b) the risk and rate class, under the group plan, of the people to be covered; and (c) the ages of the people to be covered.
Restrictions (1) A covered person can’t convert if his group health benefits end because the employee has failed to make required payments.
(2) A covered person can’t convert if he is insured for similar benefits elsewhere which, together with the converted policy, would result in overinsurance by our standards. Where required, our overinsurance standards are on file with the state insurance department.
(3) A covered person can’t convert if he’s eligible for Medicare by reason of age.
Please Note The benefits provided under the converted policy are not identical to the benefits provided under the group plan. The converted policy provides more limited benefits. Ask the employer for details or write to us.

CERTIFICATE AMENDMENT
This rider amends this plan’s major medical expense coverage so that we cover charges for pre natal HIV testing. The testing must be ordered by an attending doctor, or by a doctor assistant or advanced practice registered nurse who has a written collaborative agreement with a collaborating doctor that authorizes these services.
Charges for pre natal testing will be covered the same way charges are covered for a sickness.
What we pay is based on all the terms and conditions of this plan. But unless this plan provides specific benefits, we don’t cover any other charges for routine, preventive or diagnostic care. Except as stated In this rider, nothing contained in this rider changes or affects any other terms of this certificate.
The Guardian Life Insurance Company of America Vice President, Group Products
Certificate Amendment
This rider amends this plan’s major medical expense coverage so that we cover charges for colorectal cancer screenings as follows. We cover charges for all colorectal cancer examinations and laboratory tests that are in accordance with the guidelines issued by nationally recognized professional medical societies or federal government agencies. What we pay is based on all the terms and conditions of this plan. But, unless this plan provides specific benefits, we do not cover charges for any other diagnostic or preventive care. Except as stated in this rider, nothing contained in this rider changes or affects any other terms of this plan.
The Guardian Life Insurance Company of America Vice President, Group Products
CERTIFICATE AMENDMENT
This rider changes this plan’s major medical expense provisions so that it covers charges for the treatment of Serious Mental Illness conditions as described below.
Inpatient Coverage
This plan covers charges for such treatment that a covered person receives as an inpatient. This treatment may be furnished in a hospital, residential treatment facility, or in a mental health center.
Outpatient Coverage
This plan also covers charges for such treatment that a covered person receives as an outpatient. This treatment may be furnished by a hospital, or by a mental health center. It may also be furnished by any properly licensed or certified doctor, psychologist, or social worker.
This plan does not pay for custodial care, education or training. “Serious mental illness”, as used in this rider, means the following psychiatric illnesses as defined in the most current edition of the Diagnostic and Statistical Manual (DSM) published by the American Psychiatric Association: (a) schizophrenia; (b) paranoid and other psychotic disorders; (c) bipolar disorders (hypomanic, manic, depressive, and mixed); (d) major depressive disorders (single episode or recurrent); (e) schizoaffective disorders (bipolar or depressive); (f) pervasive developmental disorders; (g) obsessive-compulsive disorders; (h) depression in childhood and adolescence; (i) panic disorder; and (j) post-traumatic stress disorders (acute, chronic, or with delayed onset).
Except as stated in this rider, nothing contained in this rider changes or affects any other terms of this certificate.
The Guardian Life Insurance Company of America Vice President, Group Products
CERTIFICATE AMENDMENT
This rider amends this plan’s major medical provisions so that we cover charges for mammograms provided to a covered person. We treat such charges the same way we treat covered charges for a sickness. But what we pay is subject to all of the terms of this plan, and to the following limitations: (a) one baseline mammogram for a woman age 35 through 39; and (b) a mammogram every year for a woman age 40 or older; and (c) for a woman under age 40 who has a family history of breast cancer or other breast cancer risk factors, a mammogram at such age and intervals as deemed by her doctor to be medically necessary. Unless this plan provides specific benefits, we don’t cover any other charges for routine, preventive, or diagnostic care. Except as stated in this rider, nothing contained in this rider changes or affects any other terms of this certificate.

The Guardian Life Insurance Company of America Vice President, Group Products
CERTIFICATE AMENDMENT
This plan’s Major Medical provisions are amended so that we cover charges for surveillance tests for covered women who are at risk for ovarian cancer.
As used here:
“Surveillance tests” means an annual screening using: a) CA-125 serum tumor marker testing; b) transvaginal ultrasound; or c) pelvic examination.
“At risk for ovarian cancer” means:
i) having a family history (a) with one or more first-degree relatives with ovarian cancer; (b) of clusters of women relatives with breast cancer; or (c) of nonpolyposis colorectal cancer; or
ii) testing positive for BRCA1 or BRCA2 mutations.
We treat such charges the same way we treat covered charges for a sickness. Unless this policy provides specific benefits, we don’t cover any other charges for routine, preventive or diagnostic care. Except as stated in this rider, nothing contained in this rider changes or affects any other terms of this certificate.
The Guardian Life Insurance Company of America Vice President, Group Products
CERTIFICATE AMENDMENT
This rider amends this plan’s major medical provisions so that we cover charges for medically necessary preventative physical therapy for a covered person diagnosed with multiple sclerosis.
What we pay is subject to all the terms of this plan. As used here:
“Preventative Physical Therapy” means physical therapy that is prescribed by a doctor for the purpose of treating parts of the body affected by multiple sclerosis, but only where the physical therapy includes reasonably defined goals, including, but not limited to, sustaining the level of function the person has achieved, with periodic evaluation of the efficacy of the physical therapy against those goals.
Unless this plan provides specific benefits, we don’t cover any other charges for routine, preventive, or diagnostic care.
This rider is part of this plan. Except as stated in this rider, nothing contained in this rider changes or affects any other terms of this certificate.
The Guardian Life Insurance Company of America Vice President, Group Products
CERTIFICATE AMENDMENT
This plan’s major medical provisions are amended so that we cover charges incurred by a covered person for outpatient contraceptives services and prescription drugs approved by the federal Food and Drug Administration. Such outpatient contraceptive services include consultations, examinations, procedures and medical services provided on an outpatient basis and related to the use of contraceptive methods (including natural family planning) to prevent an unintended pregnancy.
If an item covered under this rider is also covered under a separate prescription drug plan issued in connection with this plan, that item will not be covered under this rider.
Covered Charges under this rider do not include charges for services for which equal or higher benefits are payable under any other part of this plan. If lower benefits are payable under any other part of this plan for charges for services covered under this rider, we will pay benefits for such covered charges under the terms of this rider in place of the lower benefits. What we pay is based on all of the terms of this plan.

Unless this plan provides specific benefits, we do not cover any other charges for routine, preventive or diagnostic care. This rider is a part of this plan. Except as stated in this rider, nothing contained in this rider changes or affects any other terms of this plan.
CERTIFICATE AMENDMENT
This plan’s Major Medical Expense Insurance provisions concerning infertility coverage are amended to include the following definition. “Infertility” means the inability to: (a) conceive after one year of unprotected sexual intercourse or (b) sustain a successful pregnancy. If a doctor determines that a medical condition exists that makes conception impossible through unprotected sexual intercourse, the one year requirement will not apply.
Except as stated in this rider, nothing contained in this rider changes or affects any other terms of this plan.
CERTIFICATE AMENDMENT
This plan is amended by replacing the definition of “emergency” under the Utilization Review Features section and the Utilization Review Features — Corphealth section with the following:
“Emergency” means a sickness or injury that manifests itself by acute symptoms of sufficient severity, including, but not limited to severe pain. An emergency requires that a prudent layperson, who possesses an average knowledge of health and medicine, could reasonably expect the absence of immediate medically necessary care to result in:
1. placing the health of the individual in serious jeopardy, or with respect to a pregnant woman, placing the health of the woman or her unborn child in serious jeopardy;
2. serious impairment to bodily functions; or
3. serious dysfunction of any bodily organ or part.
Except as stated in this rider, nothing contained in this rider changes or affects any other terms of this certificate.
CERTIFICATE AMENDMENT
This plan’s Major Medical provisions are amended so that we cover charges for a Human Papillomavirus Vaccine (HPV) that is approved for use by the Federal Food and Drug Administration.
What we pay is subject to all the terms and conditions of the plan. Except as stated in this rider, nothing contained in this rider changes or affects any other terms of this certificate.
CERTIFICATE AMENDMENT
The plan’s major medical provisions are amended so that we cover charges for clinical breast exams for women who are covered persons as follows:
We cover charges for a clinical breast exam every year for women age 40 and over, and every three years for women ages 20 through 39.
As used in this rider:
“Clinical Breast Exam” means a physical examination of the breast in accordance with clinical practice guidelines for the purpose of early detection and prevention of breast cancer.
What we pay is subject to all the terms and conditions of the plan. Except as stated in this rider, nothing contained in this rider changes or affects any other terms of this certificate.
CERTIFICATE AMENDMENT
This rider amends this plan’s Major Medical provisions so that we cover charges for mammograms for a covered person as follows.
(a) one baseline mammogram for a woman age 35 through 39;

(b) a mammogram every year for a woman age 40 or older; and
(c) a mammogram for a woman under age 40 ( i ) with a personal or family history of breast cancer; ( ii ) whose genetic testing was positive; or ( iii ) who has other risk factors, at the age and intervals considered necessary by her doctor.
This plan will also cover charges for ultrasound screenings when a mammogram shows heterogeneous or dense breast tissue. We treat these charges the same way we treat covered charges for a sickness. But what we pay is subject to all of the terms of this plan, and to the above limitations.
Except as stated in this rider, nothing contained in this rider changes or affects any other terms of this certificate.
The Guardian Life Insurance Company of America Vice President, Group Products
CERTIFICATE AMENDMENT
This plan’s major medical provisions are amended so that we cover charges for amino acid-based elemental formulas for the treatment of eosinophilic disorders and short bowel syndrome. A doctor must provide a written order for the formula, indicating that it is medically necessary. What we pay is subject to all the terms of this plan. Except as stated in this rider, nothing contained in this rider changes or affects any other terms of this certificate.
CERTIFICATE AMENDMENT
This rider amends this plan’s major medical provisions so that any references to the coverage, limitation or exclusion of services being based on the happening of an event while covered under this plan is deleted. Except as stated in this rider, nothing contained in this rider changes or affects any other terms of this certificate.
ELIGIBILITY FOR DENTAL COVERAGE
Employee Coverage
Eligible Employees To be eligible for employee coverage you must be an active full-time/part-time employee or a qualified retiree. And you must belong to a class of employees covered by this plan.
When Your Coverage Starts
Employee benefits are scheduled to start on your effective date. But you must be actively at work on a full-time/part-time basis unless you are a qualified retiree, on the scheduled effective date. And you must have met all of the applicable conditions explained above, and any applicable waiting period. If you are an active full-time employee and are not actively at work on the date your insurance is scheduled to start, we will postpone your coverage until the date you return to active full-time work.
If you are a qualified retiree, you can not be confined in a health care facility on the scheduled effective date of coverage. If you are confined on that date, we will postpone your coverage until the day after you are discharged. And you must also have met all of the applicable conditions of eligibility and any applicable waiting period in order for coverage to start.
Sometimes, your effective date is not a regularly scheduled work day. But coverage will still start on that date if you were actively at work on a full-time basis on your last regularly scheduled work day.
When Your Coverage Ends
If you are an active full-time employee, your coverage ends on the last day of the month your active full-time service ends for any reason, other than disability. Such reasons include death, retirement (except for qualified retirees), layoff, leave of absence and the end of employment. It also ends on the date you stop being a member of a class of employees eligible for insurance under this plan, or when this plan ends for all employees. And it ends when this plan is changed so that benefits for the class of employees to which you belong ends.
If you are required to pay all or part of the cost of this coverage and you fail to do so, your coverage ends. It ends on the last day of the period for which you made the required payments, unless coverage ends earlier for other reasons.
Read this booklet carefully if your coverage ends. You may have the right to continue certain group benefits for a limited time.

Dependent Coverage
Eligible Dependents For Dependent Dental Benefits
Your eligible dependents are: your legal spouse; your same sex domestic partner who meets the eligibility criteria on the Domestic Partner statement; your unmarried dependent children until the last day of the month which they turn age 19; and your unmarried dependent children, from age 19 until the last day of the month in which the child turns age 25, who are enrolled as full-time students at accredited schools with a minimum of 9 credit hours. Unmarried dependent children include your dependent grandchildren who reside with you or if you are named in a court order as having legal custody or the parent of the grandchild(ren) is an eligible dependent child(ren) of your same sex domestic partner if they meet the criteria for unmarried natural children and their primary residence is with the employee.
Adopted Children And Step-Children
Your “unmarried dependent children” include your legally adopted children and, if they depend on you for most of their support and maintenance, your step-children. We treat a child as legally adopted from the time the child is placed in your home for the purpose of adoption. We treat such a child this way whether or not a final adoption order is ever issued.
Dependents Not Eligible
We exclude any dependent who is insured by this plan as an employee. And we exclude any dependent who is on active duty in any armed force.
Handicapped Children
You may have an unmarried child with a mental or physical handicap, or developmental disability, who can’t support himself or herself. Subject to all of the terms of this coverage and the plan, such a child may stay eligible for dependent benefits past this coverage’s age limit.
The child will stay eligible as long as he or she stays unmarried and unable to support himself or herself, if: (a) his or her conditions started before he or she reached this coverage’s age limit; (b) he or she became insured by this coverage before he or she reached the age limit, and stayed continuously insured until he or she reached such limit; and (c) he or she depends on you for most of his or her support and maintenance.
But, for the child to stay eligible, you must send us written proof that the child is handicapped and depends on you for most of his or her support and maintenance. You have 31 days from the date the child reaches the age limit to do this. We can ask for periodic proof that the child’s condition continues. But, after two years, we can’t ask for this proof more than once a year. The child’s coverage ends when yours does.
Waiver Of Dental Late Entrants Penalty
If you initially waived dental coverage for your spouse or eligible dependent children under this plan because they were covered under another group plan, and you now elect to enroll them in the dental coverage under this plan, the Penalty for Late Entrants provision will not apply to them with regard to dental coverage provided their coverage under the other plan ends due to one of the following events: (a) termination of your spouse’s employment; (b) loss of eligibility under your spouse’s plan; (c) divorce; (d) death of your spouse; or (e) termination of the other plan.
But you must enroll your spouse or eligible dependent children in the dental coverage under this plan within 30 days of the date that any of the events described above occur. In addition, the Penalty for Late Entrants provision for dental coverage will not apply to your spouse or eligible dependent children if: (a) you are under legal obligation to provide dental coverage due to a court-order; and (b) you enroll them in the dental coverage under this plan within 30 days of the issuance of the court-order.
When Dependent Coverage Starts
In order for your dependent coverage to begin you must already be insured for employee coverage or enroll for employee and dependent coverage at the same time. Subject to the “Exception” stated below and to all of the terms of this plan, the date your dependent coverage starts depends on when you elect to enroll your initial dependents and agree to make any required payments.
If you do this on or before your eligibility date, the dependent’s coverage is scheduled to start on the later of your eligibility date and the date you become insured for employee coverage.

If you do this within the enrollment period, the coverage is scheduled to start on the later of the date you sign the enrollment form; and the date you become insured for employee coverage.
If you do this after the enrollment period ends, each of your initial dependents is a late entrant and is subject to any applicable late entrant penalties. The dependent’s coverage is scheduled to start on the date you sign the enrollment form.
Once you have dependent coverage for your initial dependents, you must notify us when you acquire any new dependents and agree to make any additional payments required for their coverage.
If you do this within 31 days of the date the newly acquired dependent becomes eligible, the dependent’s coverage will start on the date the dependent first becomes eligible. If you fail to notify us on time, the newly acquired dependent, when enrolled, is a late entrant and is subject to any applicable late entrant penalties. The late entrant’s coverage is scheduled to start on the date you sign the enrollment form.
Exception If a dependent, other than a newborn child, is confined to a hospital or other health care facility; or is home-confined; or is unable to carry out the normal activities of someone of like age and sex on the date his dependent benefits would otherwise start, we will postpone the effective date of such benefits until the day after his discharge from such facility; until home confinement ends; or until he resumes the normal activities of someone of like age and sex.
Newborn Children We cover your newborn child for dependent benefits, from the moment of birth, if you are already covered for dependent child coverage when the child is born. If you do not have dependent coverage when the child is born, we cover the child for the first 31 days from the moment of birth. To continue the child’s coverage past the 31 days, you must enroll the child and agree to make any required premium payments within 31 days of the date the child is born. If you fail to do this, the child’s coverage will end at the end of the 31 days, and once the child is enrolled, the child is a late entrant, is subject to any applicable late entrant penalties, and will be covered as of the date you sign the enrollment form.
When Dependent Coverage Ends
Dependent coverage ends on the last day of the month for all of your dependents when your coverage ends. But if you die while insured, we’ll automatically continue dependent benefits for those of your dependents who were insured when you died. We’ll do this for six months at no cost, provided: (a) the group plan remains in force; (b) the dependents remain eligible dependents; and (c) in the case of a spouse, the spouse does not remarry.
If a surviving dependent elects to continue his or her dependent benefits under this plan’s “Federal Continuation Rights” provision, or under any other continuation provision of this plan, if any, this free continuation period will be provided as the first six months of such continuation. Premiums required to be paid by, or on behalf of a surviving dependent will be waived for the first six months of continuation, subject to restrictions (a), (b) and (c) above. After the first six months of continuation, the remainder of the continuation period, if any, will be subject to the premium requirements, and all of the terms of the “Federal Continuation Rights” or other continuation provisions. Dependent coverage also ends for all of your dependents when you stop being a member of a class of employees eligible for such coverage. And it ends when this plan ends, or when dependent coverage is dropped from this plan for all employees or for an employee’s class.
If you are required to pay all or part of the cost of dependent coverage, and you fail to do so, your dependent coverage ends. It ends on the last day of the period for which you made the required payments, unless coverage ends earlier for other reasons.
An individual dependent’s coverage ends when he or she stops being an eligible dependent. This happens to a child at 12:01 a.m. on the date the child attains this coverage’s age limit, when he or she marries, or when a step-child is no longer dependent on you for support and maintenance. It happens to a spouse when a marriage ends in legal divorce or annulment. Read this plan carefully if dependent coverage ends for any reason. Dependents may have the right to continue certain group benefits for a limited time.
CERTIFICATE AMENDMENT
This rider amends the “Dependent Coverage” provisions as follows: An employee’s same sex domestic partner will be eligible for dental coverage under this plan. Coverage will be provided subject to all the terms of this plan and to the following limitations: To qualify for such coverage, both the employee and his or her domestic partner must: be 18 years of age or older; be unmarried, constitute each other’s sole domestic partner and not have had another domestic partner in the last 12 months; share the same permanent address for at least 12 consecutive months and intend to do so indefinitely; share joint financial responsibility for basic living expenses including food, shelter and medical expenses; not be related by blood to a degree that would prohibit marriage in the employee’s state of residence; and be financially interdependent which must be demonstrated by at least four of the following:

a. ownership of a joint bank account;
b. ownership of a joint credit account;
c. evidence of a joint mortgage or lease;
d. evidence of joint obligation on a loan;
e. joint ownership of a residence;
f. evidence of common household expenses such as utilities or telephone;
g. execution of wills naming each other as executor and/or beneficiary;
h. granting each other durable powers of attorney;
i. granting each other health care powers of attorney;
j. designation of each other as beneficiary under a retirement benefit account; or
k. evidence of other joint financial responsibility.
The employee must complete a “Declaration of Domestic Partnership” attesting to the relationship.
The domestic same sex partner’s dependent children will be eligible for coverage under this plan on the same basis as if the children were the employee’s dependent children.
Coverage for the domestic partner and his or her dependent children ends when the domestic partner no longer meets the qualifications of a domestic partner as indicated above. Upon termination of a same sex domestic partnership, a “Statement of Termination” must be completed and filed with the employer.
Once the employee submits a “Statement of Termination,” he or she may not enroll another domestic partner for a period of 12 months from the date of the previous termination.
And, the same sex domestic partner and his or her children will be not eligible for: a. survivor benefits upon the employee’s death as explained under the “When Dependent Coverage Ends” section; or b. continuation of dental coverage as explained under the “Federal Continuation Rights” section and under any other continuation rights section of this plan, unless the employee is also eligible for and elects continuation.
This rider is a part of this plan. Except as stated in this rider, nothing contained in this rider changes or affects any other terms of this plan.
DENTAL HIGHLIGHTS
This page provides a quick guide to some of the Dental Expense Insurance plan features which people most often want to know about. But it’s not a complete description of your Dental Expense Insurance plan. Read the following pages carefully for a complete explanation of what we pay, limit and exclude.
Benefit Year Cash Deductible for Non-Orthodontic Services — None
Payment Rates:
For Group I Services — 100%
For Group II Services — 100%
For Group III Services — 100%
For Group IV Services — 100%
Benefit Year Payment Limit for Non-Orthodontic Services
For Group I, II and III Services — Unlimited

Lifetime Payment Limit for Orthodontic Treatment
For Group IV Services — Unlimited
DENTAL EXPENSE INSURANCE
This insurance will pay many of your and your covered dependents’ dental expenses. What we pay and the terms for payment are explained below.
Covered Charges
Covered charges are reasonable and customary charges for the dental services named in the List of Covered Dental Services. By reasonable, we mean the charge is the dentist’s usual charge for the service furnished. But if more than one type of service can be used to treat a dental condition, we have the right to consider charges for the least expensive one which meets the accepted standards of dental practice. By customary, we mean the charge made for the given dental condition isn’t more than the usual charge made by most other dentists with similar training and experience in the same geographic area. We only pay for covered charges incurred by a covered person while he’s insured. A covered charge for a crown, bridge or cast restoration is incurred on the date the tooth is prepared. A covered charge for any other prosthetic device is incurred on the date the master impression is made. A covered charge for root canal treatment is incurred on the date the pulp chamber is opened. A covered charge for orthodontic treatment is incurred on the date the active appliance is first placed. All other covered charges are incurred on the date the services are furnished.
Pre-Treatment Review
When the expected cost of a proposed course of treatment is $300.00 or more, the covered person’s dentist must send us a treatment plan before he starts. This must be done on a form acceptable to The Guardian. The treatment plan must include: (a) a list of the services to be done, using the American Dental Association Nomenclature and codes; (b) the itemized cost of each service; and (c) the estimated length of treatment. Dental X-rays, study models and whatever else we need to evaluate the treatment plan must be sent to us, too. A treatment plan must always be sent to us before orthodontic treatment starts. We review the treatment plan and estimate what we will pay. The estimate will be sent to the covered person’s dentist. If we don’t agree with a treatment plan, or if one is not sent in, we have the right to base our payments on treatment suited to the covered person’s condition by accepted standards of dental practice.
Pre-treatment review is not a guarantee of what we will pay. It tells the covered person and his dentist, in advance, what we would pay for the covered dental services named in the treatment plan. But payment is conditioned on: (a) the work being done as proposed and while the covered person is insured; and (b) the deductible and payment limit provisions and all of the other terms of this plan. Emergency treatment, oral examinations, dental X-rays and teeth cleaning are part of a course of treatment, but may be done before the pre-treatment review is made.
Benefits From Other Sources
This plan supplements the medical plan provided by your employer, if any. This plan, and your employer’s medical plan, if any, may provide benefits for the same charges. If they do, we subtract what your employer’s medical plan, if any, pays from what we’d otherwise pay.
Other plans may furnish similar benefits, too. For instance, you may be covered by this plan and a similar plan through your spouse’s employer. If you are, we coordinate our benefits with the benefits from these other plans. We do this so no one gets more in benefits than the charges he incurs. Read “Coordination of Benefits” to see how this works.
The Benefit Provision — Qualifying For Benefits
Group I, II And III Non-Orthodontic Services
We pay for Group I, II and III covered charges at the applicable payment rate.
All charges must be incurred while the covered person is insured. What we pay is based on all of the terms of this plan.

Group IV Orthodontic Services
This plan provides benefits for Group IV orthodontic services. We pay for Group IV covered charges at the applicable payment rate. Using the treatment plan, we calculate the total benefit we will pay. We divide this into equal payments, which we spread out over the shorter of two years or the proposed length of treatment.
We make the initial payment when the active appliance is first placed. We make further payments at the end of each subsequent three month period. But treatment must continue and the covered person must stay insured. What we pay is based on all of the terms of this plan. Orthodontic benefits won’t be charged against the benefit year payment limit which applies to all other services.
Payment Rates Benefits for covered charges are paid at the following rates:
Benefits for Group I Services are paid at a rate of 100%
Benefits for Group II Services are paid at a rate of 100%
Benefits for Group III Services are paid at a rate of 100%
Benefits for Group IV Services are paid at a rate of 100%
After This Insurance Ends
We won’t pay for charges incurred after this insurance ends. But we pay for the following if all work is finished in the 31 days after this insurance ends: (a) a crown, bridge or cast restoration, if the tooth is prepared before the insurance ends; (b) any other prosthetic device, if the master impression is made before the insurance ends; and (c) root canal treatment, if the pulp chamber is opened before the insurance ends. Benefits for orthodontic treatment will only be paid to the end of the month in which the insurance ends. The final payment will be pro-rated.
Special Limitations
Penalty For Late Entrants
We won’t cover charges incurred by a late entrant for: (1) Group II services until 6 months from the date he is insured by this plan; (2) Group III services until 12 months from the date he is insured by this plan; and (3) orthodontic treatment done in the first 24 months he is insured by this plan. However, this limitation will not apply to covered charges due solely to an injury suffered while insured.
Charges not covered due to this provision are not considered covered dental services and cannot be used to satisfy this plan’s deductibles. A late entrant is a person who: (1) becomes insured more than 31 days after he is eligible; or (2) becomes insured again, after his coverage lapsed because he did not make required payments.
Teeth Lost Before A Covered Person Became Insured By This Plan
A covered person may have lost one or more teeth before he became insured by this plan. Except as explained below, we won’t pay for a prosthetic device which replaces such teeth unless the device also replaces one or more natural teeth lost or extracted after the covered person became insured by this plan.
If This Plan Replaces Another Plan
This plan may be replacing another plan your employer had with some other insurer.
We don’t want anyone to lose benefits when this happens. So we pay for certain charges incurred before this plan starts, if: (1) the covered person was insured by the old plan; and (2) the old plan would have paid for such charges. But this plan must start right after the old plan ends. And the covered person must be insured by this plan from the start.
We limit what we pay to the lesser of: (1) what the old plan would have paid; or (2) what we would otherwise pay. And we deduct any benefits actually paid by the old plan under any extension provision.
In the first benefit year of this plan, we also reduce this plan’s deductibles by the amount of covered charges applied against the old plan’s deductible. And, in the first benefit year, we charge benefits which were paid by the old plan against this plan’s payment limits.

Exclusions
•	We won’t pay for:

•	Oral hygiene, plaque control or diet instruction.

•	Precision attachments.

•	We won’t pay for:

•	Treatment which does not meet accepted standards of dental practice.

•	Treatment which is experimental in nature.

•	We won’t pay for any appliance or prosthetic device used to:

•	Change vertical dimension.

•	Restore or maintain occlusion, except to the extent that this plan covers orthodontic treatment.

•	Splint or stabilize teeth for periodontic reasons.

•	Replace tooth structure lost as a result of abrasion or attrition.

•	Treat disturbances of the temporomandibular joint.

•	We won’t pay for any service furnished for cosmetic reasons. This includes, but is not limited to:

•	Characterizing and personalizing prosthetic devices.

•	Making facings on prosthetic devices for any teeth in back of the second bicuspid.

•	We won’t pay for replacing an appliance or prosthetic device with a like appliance or device, unless:

•	It is at least ten years old and can’t be made usable.

•	It is damaged while in the covered person’s mouth in an injury suffered while insured, and can’t be fixed.

•	We won’t pay for:

•	Replacing a lost, stolen or missing appliance or prosthetic device.

•	Making a spare appliance or device.

•	We won’t pay for treatment needed due to:

•	An on-the-job or job-related injury.

•	A condition for which benefits are payable by Worker’s Compensation or similar laws.

•	We won’t pay for treatment for which no charge is made. This usually means treatment furnished by:

•	The covered person’s employer, labor union or similar group, in its dental or medical department or clinic.

•	A facility owned or run by any governmental body.

•	Any public program, except Medicaid, paid for or sponsored by any government body.
But if a charge is made and we are legally required to pay it, we will.

List of Covered Dental Services
The services covered by this plan are named in this list. Each service on this list has been placed in one of four groups. A separate payment rate applies to each group. Group I is made up of preventive services. Group II is made up of basic services. Group III is made up of major services. Group IV is made up of orthodontic services.
All covered dental services must be furnished by or under the direct supervision of a dentist. And they must be usual and necessary treatment for a dental condition.
Group I — Preventive Dental Services
(Non-Orthodontic)
Prophylaxis And Fluoride Treatments
Prophylaxis (limited to two treatments in the calendar year, month period) —
Allowance includes the complete removal of explorer-detectable calculus, soft deposits, plaque, stains, and the smoothing of tooth surfaces above the gingival attachment.
Topical application of fluoride, including prophylaxis, (limited to covered persons under age 14 and limited to one treatment in any six consecutive month period).
Space Maintainers (Limited to covered persons under age 16 and limited to initial appliance only) Allowance includes all adjustments in the first six months after installation:
•	Fixed, unilateral, band or stainless steel crown type.

•	Removal, bilateral type.
Fixed And Removable Appliances
To Inhibit Thumbsucking — (Limited to covered persons under age 14 and limited to initial appliance only) — Allowance includes all adjustments in the first six months after installation.
Diagnostic Services
Allowance includes examination and diagnosis — x-rays.
•	Full mouth series of at least 14 films including bitewings, if needed (limited to once in any 36 consecutive month period).

•	Bitewing films (limited to a maximum of four films, in one visit, in any twelve consecutive month period).

•	Intraoral periapical or occlusal x-rays — single films.

•	Extraoral superior or inferior maxillary film.

•	Panoramic film, maxilla and mandible, allowable only when necessary to diagnose accidental injury, or in conjunction with cyst or tumor removal.
Dental Sealants (Limited to the unrestored permanent molars of covered persons under age 19 and limited to one treatment in any 12 consecutive month period).
Office Visits And Examinations
Oral examination (limited to two examinations in any twelve consecutive month period).
Emergency palliative treatment and other non-routine, unscheduled visits. We pay for this only if no other service (except x-rays) is rendered during the visit.
Group II — Basic Dental Services

(Non-Orthodontic)
Office Visits And Examinations
Diagnostic consultation with a dentist other than the one providing treatment (limited to one consultation for each dental specialty in any 12 consecutive month period) — We pay for this only if no other service is rendered during the visit.
Diagnostic Services Allowance includes examination and diagnosis.
•	Diagnostic casts, when necessary to diagnose complex restorative cases.

•	Biopsy and examination of oral tissue.
Restorative Services Multiple restorations on one surface will be considered one restoration. Also see “Major Restorative Services”. Allowance includes insulating base and local anesthesia.
•	Amalgam restorations (primary or permanent teeth).

•	Cavities involving one surface, two surfaces and three or more surfaces.

•	Synthetic restorations: Allowable includes curing light and etchant.

•	Anterior teeth — per restoration: Acrylic or plastic filling — Class I and III types; Composite resin — Class I and III types 2330; Composite resin — involving incisal angle.

•	Bicuspid teeth — Composite resin — Class V type.

•	Crowns: Acrylic or plastic, without metal, and Stainless steel.
(Non-Orthodontic)
•	Pins: Pin retention, exclusive of restorative material — used in lieu of cast restorations.

•	Recementation: Inlay or onlay, Crown, and Bridge.
Endodontic Services
Allowance includes all endodontic treatment within 12 months.
•	Pulp capping, direct, for full or new pulpal exposure.

•	Remineralization (Calcium Hydroxide), as a separate procedure.

•	Vital pulpotomy.

•	Apexification, therapeutic apical closure.

•	Root canal therapy on non-vital (nerve-dead) teeth. Allowance includes routine x-rays and cultures, but excludes final restoration.

•	Anterior, bicuspid, or molar teeth.

•	Apicoectomy, as a separate procedure or in conjunction with other endodontic procedures. Allowance includes retrograde filling.
Periodontic Services
Allowance includes the treatment plan, local anesthetics and post-operative care.
•	Non-Surgical Services:

•	Periodontal root planing — As necessary for substantial bone and attachment loss (limited to one treatment per area in any 24 month period).

•	Occlusal adjustment — Allowable only when done in conjunction with periodontal surgery.

•	Surgical Services (limited to one treatment per area in any 36 month period):

•	Gingivectomy, per tooth — Less than 3 teeth and not incidental to crown preparations.

•	Osseous surgery, per quadrant — Including all necessary (associated) surgical procedures.

•	Mucogingival Surgery (pedicle soft tissue graft, sliding horizontal flap, free soft tissue graft).
Oral Surgery
Allowance includes diagnosis, the treatment plan, local anesthetics and post-surgical care.
•	Extractions:

•	Uncomplicated non-surgical extraction, one or more teeth.

•	Surgical removal of erupted teeth, involving tissue flap and bone removal.

•	Surgical removal of impacted teeth.
(Non-Orthodontic)
Other Surgical Procedures
•	Alveolectomy, per quadrant.

•	Stomatoplasty with ridge extension, per arch.

•	Removal of mandibular tori, per quadrant.

•	Excision of hyperplastic tissue.

•	Excision of pericoronal gingiva, per tooth.

•	Removal of palatal torus.

•	Removal of cyst or tumor — not associated with the removal of impacted teeth.

•	Incision and drainage of abscess.

•	Closure of oral fistula or maxillary sinus.

•	Reimplantation of tooth.

•	Frenectomy.

•	Suture of soft tissue injury.

•	Sialolithotomy for removal of salivary calculus.

•	Closure of salivary fistula.

•	Dilation of salivary duct.

•	Sequestrectomy for osteomyelitis or bone abscess, superficial.

•	Maxillary sinusotomy for removal of tooth fragment or foreign body.
Prosthodontic Services
Specialized techniques and characterization are not covered. Also see “Major Prosthodontic Services”.
•	Denture repairs, acrylic: Repairing dentures, no teeth damaged; Repairing dentures and replace one or more broken teeth; and Replacing one or more broken teeth, no other damage.

•	Denture repairs, metal — Allowance based on the extent and nature of damage and on the type of materials involved.

•	Full or partial denture rebase, jump case (limited to once per denture in any 36 consecutive month period).

•	Full or partial denture reline (limited to once per denture in any 12 consecutive month period): Office reline; Cold cure; Laboratory reline.

•	Denture adjustments (limited to adjustments by a dentist other than the one providing the denture, and adjustments are more than 6 months after the initial installation).

•	Tissue conditioning (limited to a maximum of 2 treatments per arch in any 12 consecutive month period).

•	Adding teeth to partial dentures to replace extracted natural teeth.

•	Repairs to crowns and bridges — allowance based on the extent and nature of damage and the type of materials involved).
Other Services — General anesthesia in connection with surgical procedures only.
•	Injectable antibiotics needed solely for treatment of a dental condition.
Group III — Major Dental Services
(Non-Orthodontic)
Restorative Services Cast restorations and crowns are covered only when needed because of decay or injury, and only when the tooth cannot be restored with a routine filling material. Allowance includes insulating bases, temporization and minor associated gingival involvement. Also see “Basic Restorative Services”.
•	Inlays.

•	Onlays, in the presence of an inlay.

•	Crowns and Posts: Acrylic with metal. Porcelain, Porcelain with metal, Full cast metal (other than stainless steel), 3/4 cast metal (other than stainless steel), Cast post and core, in addition to crown (not a thimble coping), Steel post and composite or amalgam core, in addition to crown, and Cast dowel pin (one-piece cast with crown) — Allowance based on type of crown, Crown build-up — Necessitated by loss of natural tooth structure.
Prosthodontic Services
Specialized technique and characterizations are not covered. Also see “Basic Prosthodontic Services”.
•	Fixed bridges — Each abutment and each pontic makes up a unit in a bridge.

•	Bridge abutments — See inlays and crowns under “Major Restorative Services”.

•	Bridge Pontics: Cast metal, sanitary, Plastic or porcelain with metal, and Slotted pontic.

•	Simple stress breakers, per unit.

•	Dentures — Allowance includes all adjustments done by the dentist furnishing the denture in the first 6 months after installation. Temporary dentures older than one year are considered to be a permanent appliance.

•	Full dentures, upper or lower.

•	Partial dentures — Allowance includes base, all clasps, rests and teeth.

•	Unilateral, one piece chrome casting, clasp attachment, including pontics.

•	Upper, with two chrome clasps with rests, acrylic base.

•	Upper, with chrome palatal bar and clasps, acrylic base.

•	Lower, with two chrome clasps with rests, acrylic base.

•	Lower, with chrome lingual bar and clasps, acrylic base.

•	Stayplate base, upper or lower (anterior teeth only).
Group IV — Orthodontic Services
Orthodontic Services
•	Any Group I, II or III service in connection with orthodontic treatment.

•	Surgical exposure of impacted or unerupted teeth in connection with orthodontic treatment - Allowance includes routine x-rays, local anesthetics and post-surgical care.

•	Active appliances — All types — Allowance includes diagnostic services, the treatment plan, the fitting, making and placing of the active appliance, and all related office visits including post-treatment stabilization.
ELIGIBILITY FOR PRESCRIPTION DRUG COVERAGE
Employee Coverage
Eligible Employees To be eligible for employee coverage you must be an active full-time/part-time employee or a qualified retiree. And you must belong to a class of employees covered by this plan.
When Your Coverage Starts
Employee benefits are scheduled to start on the effective date shown on the sticker attached to the inside front cover of this booklet. But you must be actively at work on a full-time/part-time basis, unless you are disabled or unless you are a qualified retiree, on the scheduled effective date. And you must have met all of the applicable conditions explained above, and any applicable waiting period. If you are an active full-time employee and are not actively at work on any date your insurance is scheduled to start, unless you are disabled, we will postpone your coverage until you return to active full-time work.
If you are a qualified retiree, you can not be confined in a health care facility on the scheduled effective date of coverage. If you are confined on that date, we will postpone your coverage until the day you are discharged. And you must also have met all of the applicable conditions of eligibility and any applicable waiting period in order for coverage to start.
Sometimes, the effective date shown on the sticker is not a regularly scheduled work day. But coverage will still start on that date if you were actively at work on a full-time basis on your last regularly scheduled work day.
When Your Coverage Ends
If you are an active full-time/part-time employee, your coverage ends on the date your active full-time service ends for any reason, other than disability. Such reasons include death, retirement (except for qualified retirees), layoff, leave of absence and the end of employment. It also ends on the date you stop being a member of a class of employees eligible for insurance under this plan, or when this plan ends for all employees. And it ends when this plan is changed so that benefits for the class of employees to which you belong ends. Read this booklet carefully if your coverage ends. You may have the right to continue certain group benefits for a limited time.

Dependent Coverage
Eligible Dependents For Dependent Prescription Drug Benefits
Your eligible dependents are: your legal spouse; your same sex domestic partner who meets the eligibility criteria on the Domestic Partner statement; your unmarried dependent children until the end of the month in which they turn age 19; and your unmarried dependent children, from age 19 until the end of the month of their 25th birthday, who are enrolled as full-time students at accredited schools with a minimum of 9 credit hours.
Unmarried dependent children include your dependent grandchildren who reside with you or if you are named in a court order as having legal custody or the parent of the grandchild(ren) is an eligible dependent child(ren) of your same sex domestic partner if they meet the criteria for unmarried natural children and their primary residence is with the employee.
Adopted Children And Step-Children
Your “unmarried dependent children” include your legally adopted children and, if they depend on you for most of their support and maintenance, your step-children. We treat a child as legally adopted from the time the child is placed in your home for the purpose of adoption. We treat such a child this way whether or not a final adoption order is ever issued.
Dependents Not Eligible
We exclude any dependent who is insured by this plan as an employee. And we exclude any dependent who is on active duty in any armed force.
Handicapped Children
You may have an unmarried child with a mental or physical handicap, or developmental disability, who can’t support himself or herself. Subject to all of the terms of this coverage and the plan, such a child may stay eligible for dependent benefits past this coverage’s age limit.
The child will stay eligible as long as he or she stays unmarried and unable to support himself or herself, if: (a) his or her conditions started before he or she reached this coverage’s age limit; (b) he or she became insured by this coverage before he or she reached the age limit, and stayed continuously insured until he or she reached such limit; and (c) he or she depends on you for most of his or her support and maintenance.
But, for the child to stay eligible, you must send us written proof that the child is handicapped and depends on you for most of his or her support and maintenance. You have 31 days from the date the child reaches the age limit to do this. We can ask for periodic proof that the child’s condition continues. But, after two years, we can’t ask for this proof more than once a year. The child’s coverage ends when yours does.
When Dependent Coverage Starts
In order for your dependent coverage to begin you must already be insured for employee coverage, or enroll for employee and dependent coverage at the same time. The date your dependent coverage starts depends on when you elect to enroll your initial dependents and agree to make any required payments.
The date your dependent coverage starts depends on when you elect to enroll your initial dependents, submit each dependent’s signed health statement, and agree to make any required payments.
If you do this on or before your eligibility date, the dependent’s coverage is scheduled to start on the later of your eligibility date and the date you become insured for employee coverage. If you do this within or after the enrollment period, the coverage is scheduled to start on the later of the date you sign the enrollment form and the date you become insured for employee coverage. Once you have dependent coverage for your initial dependents, you must notify us when you acquire any new dependents and agree to make any additional payments required for their coverage. A newly acquired dependent will be covered from the later of the date you notify us and agree to make any additional payments, and the date the newly acquired dependent is first eligible.
Newborn Children We cover your newborn child for dependent benefits, from the moment of birth if, you are already covered for dependent child coverage when the child is born. If you do not have dependent coverage when the child is born, we cover the child for the first 31 days from the moment of birth. To continue the child’s coverage past the 31 days, you must enroll the child and agree to make any required premium payments within 31 days of the date the child is born. If you fail to do this, the child won’t be covered until you enroll the child and agree to make any required premium payments.
When Dependent Coverage Ends
Dependent coverage ends on the last day of the month for all of your dependents when your coverage ends. But if you die while insured, we’ll automatically continue dependent benefits for those of your dependents who were insured when you died. We’ll do this for six months at no cost, provided: (a) the group plan remains in force; (b) the dependents remain eligible dependents; and (c) in the case of a spouse, the spouse does not remarry.
If a surviving dependent elects to continue his or her dependent benefits under this plan’s “Federal Continuation Rights” provision, or under any other continuation provision of this plan, if any, this free continuation period will be provided as the first six months of such continuation. Premiums required to be paid by, or on behalf of a surviving dependent will be waived for the first six months of continuation, subject to restrictions (a), (b) and (c) above. After the first six months of continuation, the remainder of the continuation period, if any, will be subject to the premium requirements, and all of the terms of the “Federal Continuation Rights” or other continuation provisions. Dependent coverage also ends for all of your dependents when you stop being a member of a class of employees eligible for such coverage. And it ends when this plan ends, or when dependent coverage is dropped from this plan for all employees or for an employee’s class.
If you are required to pay all or part of the cost of dependent coverage, and you fail to do so, your dependent coverage ends. It ends on the last day of the period for which you made the required payments, unless coverage ends earlier for other reasons.
An individual dependent’s coverage ends when he or she stops being an eligible dependent. This happens to a child at 12:01 a.m. on the date the child attains this coverage’s age limit, when he or she marries, or when a step-child is no longer dependent on you for support and maintenance. It happens to a spouse when a marriage ends in legal divorce or annulment. Read this plan carefully if dependent coverage ends for any reason. Dependents may have the right to continue certain group benefits for a limited time.’
CERTIFICATE AMENDMENT
This rider amends the “Dependent Coverage” provisions as follows:
An employee’s domestic partner will be eligible for prescription drug coverage under this plan. Coverage will be provided subject to all the terms of this plan and to the following limitations:
To qualify for such coverage, both the employee and his or her domestic partner must: be 18 years of age or older; be unmarried, constitute each other’s sole domestic partner and not have had another domestic partner in the last 12 months; share the same permanent address for at least 12 consecutive months and intend to do so indefinitely; share joint financial responsibility for basic living expenses including food, shelter and medical expenses; not be related by blood to a degree that would prohibit marriage in the employee’s state of residence; and be financially interdependent which must be demonstrated by at least four of the following:
a. ownership of a joint bank account;
b. ownership of a joint credit account;
c. evidence of a joint mortgage or lease;
d. evidence of joint obligation on a loan;
e. joint ownership of a residence;
f. evidence of common household expenses such as utilities or telephone;
g. execution of wills naming each other as executor and/or beneficiary;
h. granting each other durable powers of attorney;
i. granting each other health care powers of attorney;
j. designation of each other as beneficiary under a retirement benefit account; or

k. evidence of other joint financial responsibility.
The employee must complete a “Declaration of Domestic Partnership” attesting to the relationship.
The domestic partner’s dependent children will be eligible for coverage under this plan on the same basis as if the children were the employee’s dependent children.
Coverage for the domestic partner and his or her dependent children ends when the domestic partner no longer meets the qualifications of a domestic partner as indicated above. Upon termination of a domestic partnership, a “Statement of Termination” must be completed and filed with the employer. Once the employee submits a “Statement of Termination,” he or she may not enroll another domestic partner for a period of 12 months from the date of the previous termination.
And, the domestic partner and his or her children will not be eligible for:
a. survivor benefits upon the employee’s death as explained under the “When Dependent Coverage Ends” section;
b. continuation of prescription drug coverage as explained under the “Federal Continuation Rights” section and under any other continuation rights section of this plan, unless the employee is also eligible for and elects continuation; or
c. conversion of prescription drug coverage as explained under the “Converting This Group Health Insurance” section of this plan.
This rider is a part of this plan. Except as stated in this rider, nothing contained in this rider changes or affects any other terms of this plan.
PRESCRIPTION DRUG EXPENSE INSURANCE
This plan pays benefits for covered drugs prescribed by a doctor. What we pay and the terms of payment are explained below.
Covered Drugs
This plan covers: (a) legend drugs; (b) compound drugs which include at least one legend drug: (c) injectable insulin; and (d) other drugs which, under applicable state law, may only be dispensed when prescribed by a doctor. This plan only pays benefits for covered drugs which are: (a) prescribed by a doctor (except for insulin); (b) dispensed by a licensed pharmacist or by a mail order pharmacy; (c) needed to treat a sickness or injury; and (d) accepted as safe and effective by the health community.
Dispensing Limits
Each time a covered drug is dispensed by a mail order pharmacy, we will pay a benefit for an amount not exceeding a 90 day supply, when used as prescribed.
If the covered person does not obtain the covered drug from a mail order pharmacy, each time the covered drug is dispensed, we will pay a benefit for an amount not exceeding the greater of: (a) a 34 day supply, when used as prescribed; or (b) a 100 unit dose, when used as prescribed.
What we pay is based on all of the terms of this plan. See “Exclusions” for the drugs we exclude.
Benefit Provisions
Cash Deductible
A covered person must pay an out-of-pocket cash deductible for each covered drug each time it is dispensed. This prescription drug deductible must be paid before this plan pays any benefit for that drug. The deductible amount for each prescription or refill is:
for drugs received from a mail order pharmacy — none
for drugs not received from a mail order pharmacy — none
After the deductible is paid, we will pay the covered charge in excess of the deductible for each covered drug dispensed while the covered person is insured. Of course, what we pay is subject to all the terms of this plan.

Extended Benefit
If a covered person is totally disabled and under a doctor’s care when his insurance ends, we will extend his prescription drug expense insurance, in accordance with the Extended Benefits provision under the Major Medical portion of this plan, but not for more than three months. There is no premium charged for the extended prescription drug insurance coverage. But, the covered person will have to pay the cash deductible for each prescription.
Employer Liability
If a covered person’s insurance ends for any reason, the employer will be liable to us for any benefits paid to such previously covered person after his insurance ends, except as described in the Extended Benefit provision.
Exclusions
We won’t pay for any of the following:
Administering a drug.
Drugs labeled “Caution — limited by Federal Law to investigational use”, or experimental drugs.
Drugs, except injectable insulin, which can be obtained legally without a doctor’s prescription.
Any therapeutic device or appliance. This includes support garments and other non-medical substances, regardless of their intended use.
Immunization agents, biological sera, blood or blood plasma, or vitamins (other than legend vitamins).
Drugs needed due to conditions caused, directly or indirectly, by a covered person taking part in a riot or other civil disorder; or the covered person taking part in the commission of a felony.
Drugs needed due to conditions caused, directly or indirectly, by declared or undeclared war or act of war.
Drugs dispensed to a covered person while on active duty in any armed force.
Drugs for which there is no charge. This usually means drugs furnished by the covered person’s employer, labor union or similar group, in its medical department or clinic; a hospital or clinic owned or run by any government body; or any public program, except Medicaid, paid for or sponsored by any government body. But if a charge is made and we are legally required to pay it, we will.
Drugs dispensed to, or taken by, a covered person while confined to a hospital, an extended care center or a drug abuse, alcohol abuse or mental health center or any similar facility.
Any drugs which are paid for, in whole or in part, by another group health coverage or plan.
Drugs needed due to an on-the-job or job-related injury, or conditions for which benefits are payable by Worker’s Compensation or similar laws.
Refills of a prescription in excess of the number of refills ordered by the doctor.
A refill dispensed more than one year from the date of the doctor’s order.
Pharmacy Discounts and Rebates
We may participate in programs to provide a covered person under the plan with information that may help to reduce his or her expenses for certain drugs and supplies. This information may include coupons; rebates; or other offers from pharmaceutical manufacturers; MedcoHealth; or us that enables a covered person, at his or her discretion, to purchase the described drug products or supplies at a discount or no charge. This information may include content developed by, and at the expense of pharmaceutical manufacturers or MedcoHealth. This information is not medical advice. The decision whether or not to use this information is the covered person’s and we recommend that the covered person consult with his or her doctor.
COORDINATION OF BENEFITS

Important Notice This section applies to all group health benefits under this plan; except prescription drug coverage, if any. It does not apply to any death, dismemberment, or loss of income benefits that may be provided under this plan.
Purpose When a covered person has health care coverage under more than one plan, this section allows this plan to coordinate what it pays with what other plans pay. This is done so that the covered person does not collect more in benefits than he or she incurs in charges.
Definitions
Allowable Expense This term means any necessary, reasonable, and customary item of health care expense that is covered, at least in part, by any of the plans which cover the person. This includes: (a) deductibles; (b) coinsurance; and (c) copayments. When a plan provides benefits in the form of services, the reasonable cash value of each service will be considered an allowable expense and a benefit paid.
An expense or service that is not covered by any of the plans is not an allowable expense. Examples of other expenses or services that are not allowable expenses are:
(1) If a person is confined in a private hospital room, the difference between the cost of a semi-private room in the hospital and the private room is not an allowable expense. This does not apply if: (a) the stay in the private room is medically necessary in terms of generally accepted medical practice; or (b) one of the plans routinely provides coverage for private hospital rooms.
(2) The amount a benefit is reduced by the primary plan because a person does not comply with the plan’s provisions is not an allowable expense. Examples of these provisions are: (a) precertification of admissions and procedures; (b) continued stay reviews; and (c) preferred provider arrangements.
(3) If a person is covered by two or more plans that compute their benefit payments on the basis of reasonable and customary charges, any amount in excess of the primary plan’s reasonable and customary charges for a specific benefit is not an allowable expense.
(4) If a person is covered by two or more plans that provide benefits or services on the basis of negotiated fees, an amount in excess of the primary plan’s negotiated fees for a specific benefit is not an allowable expense.
If a person is covered by one plan that computes its benefits or services on the basis of reasonable and customary charges and another plan that provides its benefits or services on the basis of negotiated fees, the primary plan’s payment arrangements will be the allowable expense for all plans. However, if the provider has contracted with the secondary plan to provide the benefit or service for a specific negotiated fee or payment amount that is different than the primary plan’s payment arrangement and if the provider’s contract permits, the negotiated fee or payment shall be the allowable expense used by the secondary plan to determine its benefit.
Claim Determination Period
This term means a request that benefits of a plan be provided or paid. This term means a calendar year. It does not include any part of a year during which a person has no coverage under this plan, or before the date this section takes effect.
Coordination Of Benefits
This term means a provision which determines an order in which plans pay their benefits, and which permits secondary plans to reduce their benefits so that the combined benefits of all plans do not exceed total allowable expenses.
Custodial Parent This term means a parent awarded custody by a court decree. In the absence of a court decree, it is the parent with whom the child resides more than one half of the calendar year without regard to any temporary visitation.
Group-Type Contracts
This term means contracts: (a) which are not available to the general public; and (b) can be obtained and maintained only because of membership in or connection with a particular organization or group.
Hospital Indemnity Benefits
This term means benefits that are not related to expenses incurred. This term does not include reimbursement-type benefits even if they are designed or administered to give the insured the right to elect indemnity-type benefits at the time of claim.

Plan
This term means any of the following that provides benefits or services for health care or treatment: (1) group insurance and group subscriber contracts; (2) uninsured arrangements of group or group-type coverage; (3) group or group-type coverage through health maintenance organizations (HMOs) and other prepayment, group practice and individual practice plans; (4) group-type contracts; (5) amounts of group or group- type hospital indemnity benefits in excess of $100.00 per day; (6) medical benefits under group automobile contracts, group or individual automobile “no-fault” contracts, and under traditional “fault” type contracts to the extent that such contracts are primary plans; and (7) Medicare or other governmental benefits, as permitted by law. This term does not include individual or family: (a) insurance contracts; (b) subscriber contracts; (c) coverage through HMOs; or (d) coverage under other prepayment, group practice and individual practice plans. This term also does not include: (i) amounts of group or group-type hospital indemnity benefits of $100.00 or less per day; (ii) school accident type coverage; or (iii) Medicaid, and coverage under other governmental plans, unless permitted by law.
This term also does not include any plan that this plan supplements. Plans that this plan supplements are named in the benefit description. Each type of coverage listed above is treated separately. If a plan has two parts and coordination of benefits applies only to one of the two, each of the parts is treated separately.
Primary Plan This term means a plan that pays first without regard that another plan may cover some expenses. A plan is a primary plan if either of the following is true: (1) the plan either has no order of benefit determination rules, or its rules differ from those explained in this section; or (2) all plans that cover the person use the order of benefit determination rules explained in this section, and under those rules the plan pays its benefits first.
Secondary Plan This term means a plan that is not a primary plan.
This Plan This term means the group health benefits, except prescription drug coverage, if any, provided under this group plan.
Order Of Benefit Determination
The primary plan pays or provides its benefits as if the secondary plan or plans did not exist.
A plan may consider the benefits paid or provided by another plan to determine its benefits only when it is secondary to that other plan. If a person is covered by more than one secondary plan, the rules explained below decide the order in which secondary plan benefits are determined in relation to each other.
A plan that does not contain a coordination of benefits provision is always primary.
When all plans have coordination of benefits provisions, the rules to determine the order of payment are listed below. The first of the following rules that applies is the rule to use.
Non-Dependent Or Dependent
The plan that covers the person other than as a dependent (for example, as an employee, member, subscriber, or retiree) is primary. The plan that covers the person as a dependent is secondary. But, if the person is a Medicare beneficiary and, as a result of federal law, Medicare is secondary to the plan that covers the person as a dependent; and primary to the plan that covers the person other than as a dependent (for example, as a retiree); then the order of payment between the two plans is reversed. In that case, the plan that covers the person as an employee, member, subscriber, or retiree is secondary and the other plan is primary.
Child Covered Under More Than One Plan
The order of benefit determination when a child is covered by more than one plan is:
(1) If the parents are married, or are not separated (whether or not they ever have been married), or a court decree awards joint custody without specifying that one party must provide health care coverage, the plan of the parent whose birthday is earlier in the year is primary. If both parents have the same birthday, the plan that covered either of the parents longer is primary. If a plan does not have this birthday rule, then that plan’s coordination of benefits provision will determine which plan is primary.
(2) If the specific terms of a court decree state that one of the parents must provide health care coverage and the plan of the parent has actual knowledge of those terms, that plan is primary. This rule applies to claim determination periods that start after the plan is given notice of the court decree.

(3) In the absence of a court decree, if the parents are not married, or are separated (whether or not they ever have been married), or are divorced, the order of benefit determination is: (a) the plan of the custodial parent; (b) the plan of the spouse of the custodial parent; and (c) the plan of the noncustodial parent.
Active Or Inactive Employee
The plan that covers a person as an active employee, or as that person’s dependent, is primary. An active employee is one who is neither laid off nor retired. The plan that covers a person as a laid off or retired employee, or as that person’s dependent, is secondary. If a plan does not have this rule and as a result the plans do not agree on the order of benefit determination, this rule is ignored.
Continuation Coverage
The plan that covers a person as an active employee, member, subscriber, or retired employee, or as that person’s dependent, is primary. The plan that covers a person under a right of continuation provided by federal or state law is secondary. If a plan does not have this rule and as a result the plans do not agree on the order of benefit determination, this rule is ignored.
Length Of Coverage The plan that covered the person longer is primary.
Other If the above rules do not determine the primary plan, the allowable expenses will be shared equally between the plans that meet the definition of plan under this section. But, this plan will not pay more than it would have had it been the primary plan.
Effect On The Benefits Of This Plan
When This Plan Is Primary
When this plan is primary, its benefits are determined before those of any other plan and without considering any other plan’s benefits.
When This Plan Is Secondary
When this plan is secondary, it may reduce its benefits so that the total benefits paid or provided by all plans during a claim determination period are not more than 100% of total allowable expenses. When the benefits of this plan are reduced, each benefit is reduced in proportion. It is then charged against any applicable benefit limit of this plan. If the primary plan is an HMO and an HMO member has elected to have health care services provided by a non-HMO provider this plan will pay as if it is the primary plan.
Right To Receive And Release Needed Information
Certain facts about health care coverage and services are needed to apply these rules and to determine benefits payable under this plan and other plans. This plan may get the facts it needs from, or give them to, other organizations or persons to apply these rules and determine benefits payable under this plan and other plans which cover the person claiming benefits. This plan need not tell, or get the consent of, any person to do this. Each person claiming benefits under this plan must provide any facts it needs to apply these rules and determine benefits payable.
Facility Of Payment
A payment made under another plan may include an amount that should have been paid by this plan. If it does, this plan may pay that amount to the organization that made the payment. That amount will then be treated as though it were a benefit paid by this plan. This plan will not have to pay that amount again. As used here, the term “payment made” includes the reasonable cash value of any benefits provided in the form of services.
Right Of Recovery
If the amount of the payments made by this plan is more than it should have paid under this section, it may recover the excess: (a) from one or more of the persons it has paid or for whom it has paid; or (b) from any other person or organization that may be responsible for benefits or services provided for the covered person.
As used here, the term “amount of the payments made” includes the reasonable cash value of any benefits provided in the form of services.

HOW THIS PLAN INTERACTS WITH MEDICARE
This section shows how this plan’s group health benefits interact with the benefits payable under Medicare.
Definitions
As used here, these terms have the meanings shown below.
Group Health Benefits:
This term means this plan’s: major medical; out-of-network point-of-service; and prescription drug coverage.
Medicare; This term means Parts A and B of the health care program for the aged and disabled provided by Title XVIII of the Social Security Act of 1965, as amended from time to time.
Medicare Eligible: This term means a covered person who is eligible for Medicare due to: (a) age; (b) disability; or (c) end stage renal disease. A covered person is deemed to be a Medicare Eligible on the first day any coverage under Medicare could start for him or her.
Interaction With Medicare
Subject to the exception shown below, this plan coordinates its group health benefits with benefits payable by Medicare.
This is done whether or not the covered person is enrolled for Medicare for all covered persons who are Medicare Eligible and meet one or more of these conditions:
1. A former employee whose group health benefits under this plan are continued for any reason.
2. A former employee’s covered dependent or former covered dependent whose group health benefits under this plan are continued for any reason.
3. An active employee, former employee, active employee’s covered dependent, or former employee’s covered dependent, or former covered dependent, who: (a) is eligible for Medicare due to end stage renal disease; and (b) has been so eligible for 30 months in a row.
4. An active employee, who is eligible for Medicare due to disability, whose employer and each other employer that participates in the employer’s plan has less than 100 employees.
5. A covered dependent, who is eligible for Medicare due to disability, of an active employee whose employer and each other employer that participates in the employer’s plan has less than 100 employees.
6. An active employee, who is eligible for Medicare due to age, of an employer who has less than 20 employees.
7. A covered dependent, who is eligible for Medicare due to age, of an active employee of an employer who has less than 20 employees.
8. A member of a religious order, the members of which are required to take a vow of poverty, whose activities are considered employment only because the religious order has made an election of social security coverage as allowed under the United States Internal Revenue Code.
To do this, the amount of group health benefits payable for each such covered person will be reduced so that the total amount payable by Medicare and this plan will be no more than 100% of the charages incurred by him or her.
With respect to Medicare, this plan will assume:
(a) The amount payable under Part A for a person who is eligible for that part without premium payment, but who has not enrolled for it, to be the amount he or she would have received if he or she had enrolled for it.
(b) The amount payable under Part B for a person who is eligible for that Part, but who has not enrolled for it, to be the amount he or she would have received if he or she had enrolled for it.

(c) The amount payable under Part B for a person who has entered into a private contract with a provider to be the amount he or she would have received in the absence of such private contract.
In all cases, interaction of this plan’s benefits with Medicare will comply with federal statutes and regulations.
Exception: In the case of an employer who employs 20 or more employees, an active employee and his or her covered dependent who is eligible for Medicare due to age may choose: (a) to be covered for the group health benefits provided by this plan; or (b) Medicare as his or her primary health plan. If such person chooses Medicare, no group health benefits will be payable for him or her under this plan. His or her group health benefits under this plan will end on the date he or she chooses Medicare. But, he or she may later choose to be covered again for the group health benefits under this plan. In that case, he or she will be treated as a late enrollee under this plan.
WORKER’S COMPENSATION
For Persons Not Covered By Worker’s Compensation
A covered person may not be eligible for, or may choose not to be covered by Worker’s Compensation. Such person may sustain an on-the-job or job-related injury. If this occurs, we provide benefits as described below:
(1) For all coverages under this plan, except those that provide benefits for loss of life or loss of income due to disability, we pay benefits for covered charges incurred by the covered person for care and treatment of such injury or condition to the same extent we’d pay benefits for covered charges due to any other sickness or injury. But what we pay is based on all the terms of this plan.
(2) For any coverages that provide benefits for loss of income due to disability, we pay benefits for disability due to such injury or condition the same way we’d pay benefits for any other disability. But what we pay is based on all the terms of this plan.
CERTIFICATE AMENDMENT
This rider amends this plan to include the following provision:
Right of Reimbursement
If a covered person recovers expenses for sickness or injury that occurred due to the negligence of a third party, we have the right to first reimbursement for all medical, dental, or loss of earnings benefits we paid from any and all damages collected from the negligent third party for those same expenses whether by action at law, settlement, or compromise, by the covered person, the covered person’s parents if the covered person is a minor, or the covered person’s legal representative, as a result of that sickness or injury. We are to be furnished any information or assistance, and be provided any documents that we may reasonably require, in order to exercise our rights under this provision. This provision applies whether or not the third party admits liability. As used here, “third party” means anyone, other than Guardian, the employer or the covered person. Except as stated in this rider, nothing contained in this rider changes or affects any other terms of this certificate.
GLOSSARY
This Glossary defines the italicized terms appearing in your booklet.
Active Appliance means an appliance like braces, used in orthodontic treatment to move teeth.
Ambulatory Surgical Center
means a facility which is mainly engaged in performing outpatient surgery. It must: (a) be staffed by doctors and nurses , under the supervision of a doctor ; (b) have permanent operating and recovery rooms; (c) be staffed and equipped to give emergency care; and (d) have written back-up arrangements with a local hospital for emergency care. We’ll recognize it if it carries out its stated purpose under all relevant state and local laws, and it is either: (a) accredited for its stated purpose by either the Joint Commission or the Accreditation Association for Ambulatory Care; or (b) approved for its stated purpose by Medicare. We don’t recognize a facility as an ambulatory surgical center if it is part of a hospital.
Appliance means any dental device other than a prosthetic device.
Benefit Year with respect to this plan’s dental expense insurance, means a 12 month period which starts on October 1st and ends on September 30th.

Benefit Year with respect to the Major Medical Expense portion of this plan, means each successive 12 month period which starts on January 1st and ends on December 31st.
Birthing Center means a facility which mainly provides care and treatment for people during uncomplicated pregnancy, routine full-term delivery, and the immediate post-partum period. It must: (a) provide full-time skilled nursing care by or under the supervision of nurses; (b) be staffed and equipped to give emergency care; and (c) have written back-up arrangements with a local hospital for emergency care. We’ll recognize it if: (a) it carries out its stated purpose under all relevant state and local laws; or (b) it is approved for its stated purpose by the Accreditation Association for Ambulatory Care; or (c) it is approved for its stated purpose by Medicare. We don’t recognize a facility as a birthing center if it’s part of a hospital.
Close Relative means: (a) a covered person’s spouse, children, parents, brothers and sisters; and (b) any other person who is part of a covered person’s household. We don’t pay for services and supplies furnished by close relatives.
Covered Charges are reasonable charges for the types of services and supplies described in the “Covered Charges” and “Charges Covered with Special Limitations” section of this plan’s Major Medical Expense Insurance provisions, and the “Covered Drugs” section of this plan’s Prescription Drug Expense Insurance provisions. The services and supplies must be: (a) furnished or ordered by a recognized health care provider; (b) medically necessary to diagnose or treat a sickness or injury; (c) accepted by a professional medical society in the United States as beneficial for the control or cure of the sickness or injury being treated; and (d) furnished within the framework of generally accepted methods of medical management currently used in the United States. By “reasonable” we mean the charge isn’t more than the usual local charge for that service or supply. When we decide what’s reasonable, we look at the covered person’s condition and how severe it is. And we also look at special circumstances. A covered charge is incurred on the date the service or supply is furnished. Subject to all of the terms of this plan, we pay benefits for covered charges incurred by a covered person while he’s insured by this plan. Read the entire plan to find out what we limit or exclude.
Covered Person with respect to this plan’s dental expense insurance, means an employee or any of his covered dependents.
Covered Dependent means an eligible dependent who is covered by the Major Medical Expense portion of this plan.
Covered Family means you and those of your eligible dependents who are covered by the Major Medical Expense portion of this plan.
Covered Person with respect to the Major Medical Expense portion of this plan, means you or a covered dependent.
Covered Person with respect to the Prescription Drug Expense portion of this plan, means you or a covered dependent.
Creditable Coverage means coverage of a person under: (a) a group health plan, including COBRA continuation coverage; (b) an individual health policy; (c) Medicare Part A or B; (d) Medicaid; (e) CHAMPUS; (f) Federal Employees Health Benefit Plan; (g) a medical care program of the Indian Health Service or of a tribal organization; (h) a state health benefits risk pool; (i) a public health plan; or (j) a Peace Corps Plan.
When determining if coverage is creditable coverage, we use the guidelines established by all applicable State and/or Federal laws and regulations. We, however, reserve the right to determine if coverage is included or excluded from the definition of creditable coverage.
Custodial Care means any service or supply, including room and board, which: (a) is furnished mainly to help a person meet his routine daily needs; and (b) can be furnished by someone who has no professional health care training or skills. Even if you or a covered dependent are in a hospital or other recognized facility, we don’t pay for care if it’s mainly custodial.
Dentist means any dental or medical practitioner we are required by law to recognize who: (a) is properly licensed or certified under the laws of the state where he practices; and (b) provides services which are within the scope of his or her license or certificate and covered by this plan.
Doctor means a medical or dental practitioner we are required by law to recognize who: (a) is properly licensed or certified to provide medical care under the laws of the state where he practices; and (b) provides medical services which are within the scope of his or her license or certificate and are covered by this plan.
Drug Abuse Centers, Alcohol Abuse Centers, Mental Health Centers mainly provide treatment for people with drug abuse, alcohol abuse or mental health problems. We’ll recognize such a place if it carries out its stated purpose under all relevant state and local laws, and it is either: (a) accredited for its stated purpose by the Joint Commission; or (b) approved for its stated purpose by Medicare.

Durable Medical Equipment
is equipment which: (a) can withstand repeated use; (b) is mainly and customarily used to serve a medical purpose; (c) is generally not useful to a covered person in the absence of a sickness or injury; and (d) is suitable for use in the home. Some examples are wheel chairs, hospital-type beds, and breathing equipment.
Eligibility Date for dependent coverage is the earliest date on which: (a) you have initial dependents; and (b) are eligible for dependent coverage.
Eligible Dependent is defined in the provision entitled “Dependent Coverage.”
Employee means a person who works for the employer at the employer’s place of business, and whose income is reported for tax purposes using a W-2 form.
Employer means GENERAL MILLS, INC.
Enrollment Date means: (a) for a newly hired employee, the date you are hired by the employer for full-time service; (b) for a late enrollee, the date you sign the enrollment form; or (c) for a special enrollee, the date of the event which triggers a special enrollment period.
Enrollment Period with respect to dependent coverage, means the 31 day period which starts on the date that you first become eligible for dependent coverage.
Experimental Treatment means treatment: (a) that has not been scientifically proven or fully developed; (b) cannot be supported in medical literature published by a professional medical society in the United States; (c) is not accepted by a professional medical society in the United States as beneficial for the control or cure of sickness or injury being treated; or (d) is not furnished within the framework of generally accepted methods of medical management currently being used in the United States.
Extended Care Center means a facility which mainly provides full-time inpatient skilled nursing care for sick or injured people who don’t need to be in a hospital. We’ll recognize it if it carries out its stated purpose under all relevant state and local laws, and it is either: (a) accredited for its stated purpose by the Joint Commission; or (b) approved for its stated purpose by Medicare. In some places, an “Extended Care Center” may be called a “Skilled Nursing Center.”
Full-time means the employee regularly works at least the number of hours in the normal work week set by the employer (but not less than 30 hours per week), at his employer’s place of business.
Home Health Agency means a provider which mainly provides home health care to sick or injured people under a home health care program designed to reduce or eliminate hospital stays. We will recognize it if: (a) it carries out its stated purpose under all relevant state and local laws; and (b) it is approved for its stated purpose by Medicare.
Hospice means a facility which mainly provides palliative and supportive care for terminally ill people under a hospice care program. We will recognize a hospice if it carries out its stated purpose under all relevant state and local laws, and it is either: (a) approved for its stated purpose by Medicare; or (b) accredited for its stated purpose by either the Joint Commission or the National Hospice Organization.
Hospital means a facility which mainly provides inpatient care and treatment for sick or injured people. It may also provide outpatient services. We’ll recognize it if it carries out its stated purpose under all relevant state and local laws, and it is either: (a) accredited as a hospital by the Joint Commission; or (b) approved as a hospital by Medicare.
Initial Dependents means those eligible dependents you have at the time you first become eligible for employee coverage. If at this time you do not have any eligible dependents, but you later acquire them, the first eligible dependents you acquire are your initial dependents.
Injury with respect to this plan’s dental expense insurance, means all damage to a covered person’s mouth due to an accident, and all complications rising from that damage. But the term injury does not include damage to teeth, appliances or prosthetic devices which results from chewing or biting food or other substances.
Injury means all damage to a covered person’s body due to an accident, and all complications arising from that damage.

Inpatient means a covered person who is physically confined as a registered bed patient in a hospital or other recognized health care facility.
Joint Commission means the Joint Commission on the Accreditation of Health Care Facilities.
Late Enrollee means an employee or dependent who fails to enroll in this plan: (a) within 30 days of your hire for full-time service with the employer; (b) within 30 days of the date he or she becomes an eligible dependent; or (c) during a special enrollment period, as defined below. However, if an eligibility waiting period under this plan applies to a covered person, the covered person will be considered a late enrollee if he or she fails to enroll within 30 days of the end of the waiting period.
Legend Drug means any drug or vitamin which must be labeled “Caution — Federal Law prohibits dispensing without a prescription.”
Mail Order Pharmacy is a licensed pharmaceutical warehouse which has an agreement in force with us to provide prescription drugs by mail to covered persons.
Medicaid means the health care program for the needy provided by Title XIX of the Social Security Act, as amended from time to time.
Medicare means Parts A and B of the health care program for the aged and disabled provided by the Title XVIII of the Social Security Act, as amended from time to time.
Mental and Nervous Condition means a sickness which manifests symptoms which are primarily mental or nervous, regardless of any underlying physical cause.
Newly Acquired Dependent means an eligible dependent you acquire after you already have coverage in force for initial dependents.
Non-Covered Expenses are expenses which do not meet our definition of “covered charges, ” or which exceed any of the benefit limits shown in this plan, or which are specifically identified as non-covered expenses or are otherwise not covered by this plan.
Nurse is a registered nurse or licensed practical nurse, including a nursing specialist such as a nurse mid-wife or a nurse anesthetist, who: (a) is properly licensed or certified to provide medical care under the laws of the state where he or she practices; and (b) provides medical services which are within the scope of his or her license or certificate and are covered by this plan.
Orthodontic Treatment means the movement of one or more teeth by the use of active appliances. It includes: (a) diagnostic services; (b) the treatment plan; (c) the fitting, making and placement of an active appliance; and (d) all related office visits, including post-treatment stabilization.
Plan means the Guardian group plan purchased by your employer, except in the provision entitled “Coordination of Benefits” where “plan” has a special meaning. See that provision for details.
Prosthetic Device means a device which is used to replace missing or lost teeth or tooth structure. It includes all types of dentures, crowns, bridges, pontics and cast restorations.
Qualified Retiree means all former employees who are retired from the company and were covered by this plan on their last day of employment with the company.
Rehabilitation Center means a facility which mainly provides therapeutic and restorative services to sick or injured people. We’ll recognize it if it carries out its stated purpose under all relevant state and local laws, and it is either: (a) accredited for its stated purpose by either the Joint Commission or the Commission on Accreditation for Rehabilitation Facilities; or (b) approved for its stated purpose by Medicare. In some places a rehabilitation center is called a “rehabilitation hospital.”
Residential Treatment Facility means a facility which provides 24 hour treatment for people with drug abuse, alcohol abuse or mental health problems on an inpatient basis. It must provide at least the following: room and board; medical services; nursing and dietary services; patient diagnosis, assessment and treatment; individual, family and group counseling; and educational and support services. We’ll recognize a residential treatment facility if it’s accredited for its stated purpose by the Joint Commission, and carries out its stated purpose in compliance with all relevant state and local laws.

Routine Foot Care means the cutting, debridement, trimming, reduction, removal or other care of corns, calluses, flat feet, fallen arches, weak feet, chronic foot strain, dystrophic nails, excresences, helomas, hyperkeratosis, hypertrophic nails, non-infected ingrown nails, deratomas, keratosis, onychauxis, onychocryptosis, tylomas or symptomatic complaints of the feet.
Routine Nursing Care means the nursing care customarily furnished by a recognized facility for the benefit of its inpatients.
Sickness means any illness or disease suffered by a covered person. We consider all complications or recurrences, and all related conditions as one sickness.
Special Care Unit means a part of a hospital set up for very sick patients who must be observed constantly. The unit must have a specially trained staff. And it must have special equipment and supplies on hand at all times. Some types of special care units are: (a) intensive care units; (b) cardiac care units; (c) neonatal care units; and (d) burn units.
Special Enrollee means an employee or dependent who enrolls in this plan during a special enrollment period, as explained below.
Special Enrollment Period means a 30 day period which is available if: (a) the employee elects to enroll him or herself, or an eligible dependent, in this coverage after he or she previously waived coverage under this plan because he or she, or an eligible dependent, was covered under another group plan, and, upon notification by us of this requirement, he or she stated this in writing at the time of such waiver, and (b) his or her, or an eligible dependent’s, coverage under the other plan ends.
The special enrollment period begins on the date the eligible employee’s, or his or her eligible dependent’s, coverage ends due to one of the following events:
(a) the exhaustion of a COBRA continuation of coverage;
(b) the death of a spouse;
(c) the legal separation or divorce from a spouse;
(d) the end of employment or a reduction in work hours;
(e) the end of employer contributions toward the other plan, or the end of the other plan;
(f) the eligibility under another plan is lost due to cessation of dependent status;
(g) the individual no longer residing, living or working in an HMO or other arrangement service area and there is no other benefit option available under another plan;
(h) the individual reaches another plan’s lifetime limit on all benefits; or
(i) a plan no longer offers any benefits to the class of similarly situated individuals that includes the employee or his or her dependent.
And the employee must enroll in this coverage within 30 days of the date his or her, or his or her dependent’s, coverage under the other plan ends. Special enrollment period also means a 30 day period which begins on the later of:
(a) the date dependent coverage is made available under this plan; and
(b) the date an employee acquires an eligible dependent through marriage, birth, adoption or placement for adoption.
An employee, and his or her eligible spouse, who previously declined major medical coverage may enroll in this plan, at the same time he or she enrolls a new eligible dependent.
Spinal Manipulation includes manipulation or adjustment of the spine; hot or cold packs; electrical muscle stimulation; diathermy; skeletal adjustments; massage, adjunctive, ultra-sound, doppler, whirlpool or hydro therapy; or other treatment of a similar nature.
SUMMARY PLAN DESCRIPTION SUPPLEMENT TO CERTIFICATE
The previous sections of the handbook outline and describe the specific provisions of the General Mills, Inc. Senior Executive Benefit Plan available to eligible employees. In addition to this information, employees should also be aware of important administrative information about the benefits provided to you by the company. The Employee Retirement Income Security Act of 1974

(ERISA) requires companies to publish certain specific information about their employee benefit plans. The technical information for the General Mills, Inc. Senior Executive Benefit Plan is consolidated in this section of the handbook. The entire handbook is intended to be a Summary Plan Description and provides important information about your rights under ERISA.
Name of Plan:
The plan can be identified by its formal name, General Mills, Inc. Senior Executive Plan, and plan number 678.
IRS Employer Identification Number (EIN):
The EIN, assigned by the Internal Revenue Service for General Mills, Inc. is 41-0274440. The benefits described in this handbook are identified and file with the federal government using this EIN.
Employer’s Name: (Plan Sponsor)
General Mills, Inc.
Address: 704 West Washington Street
West Chicago, IL 60185
Mailing Address: PO Box 1113
Minneapolis, MN 55440
Phone Number: 763-764-7647
Plan Benefits Provided by:
The Guardian
Type of Plan:
Medical and Dental (welfare benefits)
Plan Year:
The Plan Year is 12 month period used for determining the Plan’s financial records. The Plan Year for the plan is June 1st through May 31st.
Plan Administrator: (if other than Plan Sponsor)
General Mills
Address: 704 West Washington Street
West Chicago, IL 60185
Mailing Address: PO Box 1113
Minneapolis, MN 55440
STATEMENT OF ERISA RIGHTS
As a participant, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all plan participants shall be entitled to:
Receive Information About Your Plan and Benefits
(a) Examine, without charge, at the plan administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U. S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

(b) Obtain, upon written request to the plan administrator, copies of documents governing the operation of the plan, including insurance contracts, collective bargaining agreements and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The administrator may make a reasonable charge for the copies.
(c) Receive a summary of the plan’s annual financial report. The plan administrator is required by law to furnish each participant with a copy of this summary annual report.
Continue Group Health Plan Coverage
(a) Continue health care coverage for yourself, spouse or dependents if there is a loss of coverage under the plan as a result of a qualifying event. You or your dependents may have to pay for such coverage. You should review the summary plan description and the documents governing the plan on the rules governing your COBRA continuation coverage rights.
(b) Reduction of or elimination of exclusionary periods of coverage for preexisting conditions under your group health care plan, if you have creditable coverage from another plan. You should be provided a certificate of creditable coverage, free of charge, from the group health plan or health insurance issuer when you lose coverage under the plan, when you become entitled to elect COBRA continuation coverage, when COBRA continuation coverage ceases, if you request it before losing coverage, or if you request it up to 24 months after losing coverage. Without evidence of creditable coverage, you may be subject to a preexisting condition exclusion after your enrollment date in your coverage.
Prudent Actions By Plan Fiduciaries
In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of plan participants and beneficiaries. No one, including your employer, your union, or any other person may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.
Enforcement Of Your Rights
If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a state or Federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110.00 a day until you receive the material, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a federal court. In addition, if you disagree with the plan’s decision or lack thereof concerning the qualified status of a medical child support order, you may file suit in Federal court. If it should happen that plan fiduciaries misuse the plan’s money or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.
Assistance with Questions
If you have questions about the plan, you should contact the plan administrator. If you have questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the plan administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor listed in your telephone directory or the Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
Qualified Medical Child Support Order
Federal law requires that group health plans provide medical care coverage of a dependent child pursuant to a qualified medical child support order (QMCSO). A “qualified medical child support order” is a judgment or decree issued by a state court that requires a group medical plan to provide coverage to the named dependent child(ren) of an employee pursuant to a state domestic relations order. For the order to be qualified it must include:
The name of the group health plan to which it applies.

The name and last known address of the employee and the child(ren).
A reasonable description of the type of coverage or benefits to be provided by the plan to the child(ren).
The time period to which the order applies. A dependent enrolled due to a QMCSO will not be considered a late enrollee in the plan.
Note: A QMCSO cannot require a group health plan to provide any type or form of benefit or option not otherwise available under the plan except to the extent necessary to meet medical child support laws described in Section 90 of the Social Security Act.
If you have questions about this statement, see the plan administrator.
Maternity Care Group health plans and health plan issuers generally may not, under Federal law, restrict benefits for any hospital length of stay in connection with childbirth for the mother or newborn child to less than 48 hours following a vaginal delivery, or less than 96 hours following a cesarean section.
However, Federal law generally does not prohibit the mother’s or newborn’s attending provider, after consulting with the mother, from discharging the mother or her newborn earlier than 48 hours (or 96 hours as applicable). In any case, plans and issuers may not, under Federal law, require that a provider obtain authorization from the plan or the insurance issuer for prescribing a length of stay not in excess of 48 hours (or 96 hours).
The Guardian’s Responsibilities
The medical expense benefits provided by this plan are guaranteed by a policy of insurance issued by The Guardian. The Guardian also supplies administrative services, such as claims services, including the payment of claims, preparation of employee certificates of insurance, and changes to such certificates.
The dental expense benefits provided by this plan are guaranteed by a policy of insurance issued by The Guardian. The Guardian also supplies administrative services, such as claims services, including the payment of claims, preparation of employee certificates of insurance, and changes to such certificates.
The prescription drug expense benefits provided by this plan are guaranteed by a policy of insurance issued by The Guardian. The Guardian also supplies administrative services, such as claims services, including the payment of claims, preparation of employee certificates of insurance, and changes to such certificates.
Group Health Benefits Claims Procedure
If you seek benefits under the plan you should complete, execute and submit a claim form. Claim forms and instructions for filing claims may be obtained from the Plan Administrator. Guardian is the Claims Fiduciary with discretionary authority to determine eligibility for benefits and to construe the terms of the plan with respect to claims. Guardian has the right to secure independent professional healthcare advice and to require such other evidence as needed to decide your claim. In addition to the basic claim procedure explained in your certificate, Guardian will also observe the procedures listed below. These procedures are the minimum requirements for benefit claims procedures of employee benefit plans covered by Title 1 of the Employee Retirement Income Security Act of 1974 (“ERISA”).
Definitions “Adverse determination” means any denial, reduction or termination of a benefit or failure to provide or make payment (in whole or in part) for a benefit. A failure to cover an item or service: (a) due to the application of any utilization review; or (b) because the item or service is determined to be experimental or investigational, or not medically necessary or appropriate, is also considered an adverse determination.
“Group Health Benefits” means any dental, out-of-network point-of-service medical, major medical, vision care or prescription drug coverages which are a part of this plan.
“Pre-service claim” means a claim for a medical care benefit with respect to which the plan conditions receipt of the benefit, in whole or in part, on approval of the benefit in advance of receipt of care.
“Post-service claim” means a claim for payment for medical care that already has been provided.
“Urgent care claim” means a claim for medical care or treatment where making a non-urgent care decision: (a) could seriously jeopardize the life or health of the claimant or the ability of the claimant to regain maximum function, as determined by an individual acting on behalf of the plan applying the judgment of a prudent layperson who possesses an average knowledge of health and medicine; or (b) in the opinion of a physician with knowledge of the claimant’s medical condition, would subject the claimant to severe pain that cannot be adequately managed without the care.
Note: Any claim that a physician with knowledge of the claimant’s medical condition determines is a claim involving urgent care will be treated as an urgent care claim for purposes of this section.
Timing For Initial Benefit Determination
The benefit determination period begins when a claim is received. Guardian will make a benefit determination and notify a claimant within a reasonable period of time, but not later than the maximum time period shown below. A written or electronic notification of any adverse benefit determination must be provided.
Urgent Care Claims. Guardian will make a benefit determination within 72 hours after receipt of an urgent care claim.
If a claimant fails to provide all information needed to make a benefit determination, Guardian will notify the claimant of the specific information that is needed as soon as possible but no later than 24 hours after receipt of the claim. The claimant will be given not less than 48 hours to provide the specified information. Guardian will notify the claimant of the benefit determination as soon as possible but not later than the earlier of: the date the requested information is received; or the end of the period given to the claimant to provide the specified additional information. The required notice may be provided to the claimant orally within the required time frame provided that a written or electronic notification is furnished to the claimant not later than 3 days after the oral notification.
Pre-Service Claims. Guardian will provide a benefit determination not later than 15 days after receipt of a pre-service claim. If a claimant fails to provide all information needed to make a benefit determination, Guardian will notify the claimant of the specific information that is needed as soon as possible but no later than 5 days after receipt of the claim. A notification of a failure to follow proper procedures for pre-service claims may be oral, unless a written notification is requested by the claimant.
The time period for providing a benefit determination may be extended by up to 15 days if Guardian determines that an extension is necessary due to matters beyond the control of the plan, and so notifies the claimant before the end of the initial 15-day period.
If Guardian extends the time period for making a benefit determination due to a claimant’s failure to submit information necessary to decide the claim, the claimant will be given at least 45 days to provide the requested information. The extension period will begin on the date on which the claimant responds to the request for additional information.
Post-Service Claims. Guardian will provide a benefit determination not later than 30 days after receipt of a post-service claim. If a claimant fails to provide all information needed to make a benefit determination, Guardian will notify the claimant of the specific information that is needed as soon as possible but no later than 30 days after receipt of the claim.
The time period for completing a benefit determination may be extended by up to 15 days if Guardian determines that an extension is necessary due to matters beyond the control of the plan, and so notifies the claimant before the end of the initial 30-day period.
If Guardian extends the time period for making a benefit determination due to a claimant’s failure to submit information necessary to decide the claim, the claimant will be given at least 45 days to provide the requested information. The extension period will begin on the date on which the claimant responds to the request for additional information.
Concurrent Care Decisions. A reduction or termination of an approved ongoing course of treatment (other than by plan amendment or termination) will be regarded as an adverse benefit determination. This is true whether the treatment is to be provided(a) over a period of time; (b) for a certain number of treatments; or (c) without a finite end date. Guardian will notify a claimant at a time sufficiently in advance of the reduction or termination to allow the claimant to appeal.
In the case of a request by a claimant to extend an ongoing course of treatment involving urgent care, Guardian will make a benefit determination as soon as possible but no later than 24 hours after receipt of the claim.
Adverse Benefit Determination
If a claim is denied, Guardian will provide a notice that will set forth: the specific reason(s) for the adverse determination; reference to the specific plan provision(s) on which the determination is based;

a description of any additional material or information necessary to make the claim valid and an explanation of why such material or information is needed;
a description of the plan’s claim review procedures and the time limits applicable to such procedures, including a statement indicating that the claimant has the right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination;
identification and description of any specific internal rule, guideline or protocol that was relied upon in making an adverse benefit determination, or a statement that a copy of such information will be provided to the claimant free of charge upon request;
in the case of an adverse benefit determination based on medical necessity or experimental treatment, notice will either include an explanation of the scientific or clinical basis for the determination, or a statement that such explanation will be provided free of charge upon request; and
in the case of an urgent care adverse determination, a description of the expedited review process.
Appeal of Adverse Benefit Determinations
If a claim is wholly or partially denied, the claimant will have up to 180 days to make an appeal.
A request for an appeal of an adverse benefit determination involving an urgent care claim may be submitted orally or in writing. Necessary information and communication regarding an urgent care claim may be sent to Guardian by telephone, facsimile or similar expeditious manner. Guardian will conduct a full and fair review of an appeal which includes providing to claimants the following:
the opportunity to submit written comments, documents, records and other information relating to the claim;
the opportunity, upon request and free of charge, for reasonable access to, and copies of, all documents, records and other information relating to the claim; and
a review that takes into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
In reviewing an appeal, Guardian will:
provide for a review conducted by a named fiduciary who is neither the person who made the initial adverse determination nor that person’s subordinate;
in deciding an appeal based upon a medical judgment, consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment;
identify medical or vocational experts whose advice was obtained in connection with an adverse benefit determination; and ensure that a health care professional engaged for consultation regarding an appeal based upon a medical judgment shall be neither the person who was consulted in connection with the adverse benefit determination, nor that person’s subordinate.
Guardian will notify the claimant of its decision regarding review of an appeal as follows:
Urgent Care Claims. Guardian will notify the claimant of its decision as soon as possible but not later than 72 hours after receipt of the request for review of the adverse determination.
Pre-Service Claims. Guardian will notify the claimant of its decision not later than 30 days after receipt of the request for review of the adverse determination.
Post-Service Claims. Guardian will notify the claimant of its decision not later than 60 days after receipt of the request for review of the adverse determination.
Alternative Dispute Options
The claimant and the plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact the local U.S Department of Labor Office and the State insurance regulatory agency.
Termination of This Group Plan

Your employer may terminate this group plan at any time by giving us 31 days advance written notice. This plan will also end if your employer fails to pay a premium due by the end of this grace period. We may have the option to terminate this plan if the number of people insured falls below a certain level. When this plan ends, you may be eligible to continue or convert your insurance coverage. Your rights upon termination of the plan are explained in this booklet.

CERTIFICATE AMENDMENT
This rider amends the Medical Insurance and any applicable Prescription Drug Insurance provisions of your Certificate, hereinafter referred to as “health benefits”, to comply with Public Law 111-148, the Patient Protection and Affordable Care Act (PPACA), and any rules instituted by the Department of Health and Human Services, the Department of Labor, or the Internal Revenue Code, as follows:
The following provisions apply, unless your certificate provides provisions which are more favorable to you:
A.	With respect to: (a) health benefit plans effective prior to March 24, 2010; and (b) health benefit plans effective on or after March 24, 2010 but prior to September 23, 2010; the following provisions of the rider are effective on the first policy anniversary on or after September 23,2010.

With respect to health benefit plans effective on or after September 23, 2010; the following provisions of the rider are effective on the effective date of the plan.
1.	Lifetime dollar benefit limits do not apply to essential benefits.

Essential benefits are defined in accord with each of the categories described in subparagraphs (A) through (J), inclusive of Section 1302(b) of PPACA. Such benefits include but are not limited to benefits for the following:

Covered charges for hospital confinement; surgery; doctor charges; emergency care; pregnancy and newborn child care; X-ray and laboratory tests; preventive care; occupational, speech and physical therapy; prescription drugs; and the treatment of mental and nervous conditions and alcohol and drug abuse, as such conditions may be defined in the plan. Lifetime dollar benefit limits will continue to apply to benefits for covered charges that are not essential benefits under Section 1302(b) to the extent that such limits are otherwise permitted under Federal or State law. And (i) any benefit year limits under the plan will continue to apply to the extent that such limits are otherwise permitted under Section 2711 of PPACA; and (ii) charges not otherwise provided in the plan will not be covered.

2.	The Dependent Eligibility provisions are changed so that a dependent child means your child under age 26. But your dependent child who is no longer eligible for coverage under the plan due to the plan’s prior dependent age limitations, may be eligible to enroll for group health benefits under the plan subject to all the terms and conditions below. To be eligible for the group health benefits under the plan, such child (i) must be less than 26 years of age; and (ii) must make a written election for such coverage as a dependent:
(a)	During the special open enrollment period which starts 30 days prior to the Policy’s first Policy Anniversary on or after September 23, 2010, if he or she enrolls during this special open enrollment period his or her coverage is scheduled to start on the Policy Anniversary Date.

(b)	After the open enrollment period, if he or she enrolls within 30 days of his or her eligibility date his or her coverage is scheduled to start on the date his or her enrollment form is signed and dated. If he or she does this more than 30 days after the Policy Anniversary date he or she is considered a late enrollee and is subject to this coverage’s limitations for late enrollee. Such coverage will start on the date set forth in the Plan’s eligibility provisions.
With respect to health benefit plans effective prior to March 24, 2010. hereinafter referred to as Grandfathered plans. to be eligible such child must not be eligible for health insurance through an employer sponsored health plan; other than the plan of the parent.

In accord with Illinois requirements dependent child means an unmarried dependent child who is under age 30. if the child (i) is an Illinois resident; (ii) served as a member of the active or reserve components of any of the branches of the Armed Forces of the United States; and (Hi) has received a release or discharge. other than a dishonorable discharge.

To the extent the policy provides coverage with respect to a dependent child age 26 or more such provisions will continue to apply.

3.	The “Pre-existing Conditions” provision is modified so that the pre-existing condition limitation will not apply to a covered person under the age of 19.

4.	The “Misstatements” provision is modified to provide that no statements contained in an application for the plan or in a written instrument signed by the covered person may be used to rescind coverage, except for fraud or intentional misrepresentation.
B.	With respect to: (a) health benefit plans effective on or after March 24, 2010 but prior to September 23, 2010; (b) Grandfathered plans that lose their grandfathered status, as determined by the Department of Health and Human Services; and (c) Grandfathered plans that amend their plans to include any of the PPACA provisions herein to the extent such amendment will not cause such plan to lose grandfathered status; the following provisions of the rider are effective on the first policy anniversary on or after September 23,2010.

With respect to health benefit plans effective on or after September 23, 2010; the rider is effective on the effective date of the plan.
1.	The following provisions apply in addition to any preventive care or screenings provided in the plan:

Charges for the following Preventive Care services: (a) physical exams and related lab tests, screening services for: (i) bone mass measurement; (ii) colorectal screening; (iii) mammograms; (iv) Pap tests; (v) pelvic and prostate exams; and (vi) Prostate Specific Antigen (PSA) tests; and any other evidence-based items or services that have in effect a rating of ‘A’ or ‘B’ in the current recommendations of the most current United States Preventive Services Task Force; (b) immunizations that have in effect a recommendation from the Advisory Committee on Immunization Practices of the Centers for Disease Control and Prevention, with respect to the covered person; (c) evidence-informed preventive care and screenings provided for in the comprehensive guidelines supported by the Health Resources and Services Administration for each covered dependent child who is under age 19; and (d) with respect to women, such additional preventive care and screenings not described in (a) above, as provided for in comprehensive guidelines supported by the most current Health Resources and Services Administration for purposes of this paragraph.
•	the opportunity, upon request and free of charge, for reasonable access to, and copies of, all documents, records and other information relating to the claim;

•	a review that takes into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination; and

•	continued coverage pending the outcome of the appeals process.
In reviewing an appeal, Guardian will
•	provide for a review conducted by a named fiduciary who is neither the person who made the initial adverse determination nor that person’s subordinate;

•	in deciding an appeal based upon a medical judgment, consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment;

•	identify medical or vocational experts whose advice was obtained in connection with an adverse benefit determination; and

•	ensure that a health care professional engaged for consultation regarding an appeal based upon a medical judgment shall be neither the person who was consulted in connection with the adverse benefit determination, nor that person’s subordinate.
Guardian will notify you of its decision not later than 45 days after receipt of the request for review of the adverse determination. This period may be extended by an additional period of up to 45 days if Guardian determines that special circumstances require an extension of the time period for processing and so notifies you before the end of the initial 45-day period.

A notification with respect to an extension will indicate the special circumstances requiring an extension of the time period for review, and the date by which the final determination will be made.
C.	With respect to fully insured health benefit plans subject to a collective bargaining agreement ratified prior to March 24, 2010, the provisions appearing in A. above of this rider are effective on the date on which the last of the collectively bargained agreements relating to coverage expires. These plans also will be subject to the provisions appearing in 8, if a plan loses its grandfathered status. But these plans may amend their plan to conform to any requirements appearing in A or B, or any other change which may result in the loss of grandfathered status, prior to the end of the agreement. In this case, that amendment will not be treated as a termination of the collective bargaining agreements. Except that if a health benefit plan subject to a collective bargaining agreement is self-funded and loses its grandfathered status the provisions appearing in A and 8 above are effective on the later of: (i) the first policy anniversary on or after September 23, 2010 or (ii) the date of the loss of grandfathered status.

D.	With respect to Grandfathered plans as of the policy anniversary on or after January 1, 2014, the Dependent Eligibility provisions are modified to delete the requirement that to be considered a dependent child, a child must not be eligible for health insurance through an employer sponsored health plan other than the plan of the parents.

E.	With respect to health benefit plans effective on or after January 1, 2014; and for all other health benefit plans as of the policy anniversary on or after January 1, 2014, any “restricted” benefit year dollar limits under the plan for essential benefits are hereby deleted. Benefit year dollar limits for benefits that are not essential benefits will continue to apply. “Restricted” benefit year dollar limits as determined by the Department of Health and Human Services.

F.	With respect to health benefit plans effective on or after January 1, 2014; and for all other health benefit plans as of the policy anniversary on or after January 1, 2014, the preexisting condition limitations is hereby deleted.

G.	The following is added with respect to Grandfathered plans:

Guardian believes your plan is a “Grandfathered plan” under the Patient Protection and Affordable Care Act (PPACA). Under PPACA, a Grandfathered plan can preserve certain basic health coverage that was already in effect when PPACA was enacted. Being a Grandfathered plan means that your health benefit plan may not include certain PPACA consumer protections that apply to other plans. For example, your health benefit plan may not include benefits for preventive health services; and, in the event the plan utilizes the services of preferred providers, may not include benefits for such services payable with first dollar coverage when received from a preferred provider. However, Grandfathered plans must comply with certain other PPACA consumer protections; for example, the elimination of lifetime dollar limits on essential health benefits.

Questions regarding which protections apply and which protections do not apply to a Grandfathered plan and what might cause a plan to change from grandfathered status can be directed to Guardian at the phone number listed on your 10 card. You may also contact the Employee Benefits Security Administration, U.S. Department of Labor at 1-866-444-3272 or www.dol.gov/ebsa/healthreform.This website has a table summarizing which protections do and do not apply to Grandfathered plans.
In the event there is a conflict between this certificate and Public Law 111-148 (PPACA), the terms of Public Law 111-148 will govern.
This rider is part of this plan. Except as stated in this rider, nothing contained in this rider changes or affects any other terms of this plan.
The Guardian Life Insurance Company of America
Vice President, Risk Management & Chief Actuary, Group Insurance

ATTACHED TO AND MADE PART OF GROUP INSURANCE POLICY
issued by
The Guardian Life Insurance Company of America
(herein called the Insurance Company)
This rider amends the Medical Insurance and any applicable Prescription Drug Insurance provisions of the Policy, hereinafter referred to as “health benefits”, to comply with Public Law 111-148, the Patient Protection and Affordable Care Act (PPACA), and any rules instituted by the Department of Health and Human Services, the Department of Labor, or the Internal Revenue Code, as follows:
The following provisions apply, unless the Policy provides provisions which are more favorable to the insured:
A.	With respect to: (a) health benefit plans effective prior to March 24, 2010; and (b) health benefit plans effective on or after March 24, 2010 but prior to September 23, 2010; the following provisions of the rider are effective on the first policy anniversary on or after September 23, 2010.

With respect to health benefit plans effective on or after September 23, 2010; the following provisions of the rider are effective on the effective date of the plan.
1.	Lifetime dollar benefit limits do not apply to essential benefits. Essential benefits are defined in accord with each of the categories described in subparagraphs (A) through (J), inclusive of Section 1302(b) of PPACA. Such benefits include but are not limited to benefits for the following: Covered charges for hospital confinement; surgery; doctor charges; emergency care; pregnancy and newborn child care; X-ray and laboratory tests; preventive care; occupational, speech and physical therapy; prescription drugs; and the treatment of mental and nervous conditions and alcohol and drug abuse, as such conditions may be defined in the plan. Lifetime dollar benefit limits will continue to apply to benefits for covered charges that are not essential benefits under Section 1302(b) to the extent that such limits are otherwise permitted under Federal or State law. And (i) any benefit year limits under the plan will continue to apply to the extent that such limits are otherwise permitted under Section 2711 of PPACA; and (ii) charges not otherwise provided in the plan will not be covered.

2.	The Dependent Eligibility provisions are changed so that a dependent child means a child under age 26. But an employee’s dependent child who is no longer eligible for coverage under the plan due to the plan’s prior dependent age limitations, may be eligible to enroll for group health benefits under the plan subject to all the terms and conditions below. To be eligible for the group health benefits under the plan, such child (i) must be less than 26 years of age; and (ii) must make a written election for such coverage as a dependent:
(a)	During the special open enrollment period which starts 30 days prior to the Policy’s first Policy Anniversary on or after September 23, 2010, if he or she enrolls during this special open enrollment period his or her coverage is scheduled to start on the Policy Anniversary Date.

(b)	After the open enrollment period, if he or she enrolls within 30 days of his or her eligibility date his or her coverage is scheduled to start on the date his or her enrollment form is signed and dated. If he or she does this more than 30 days after the Policy Anniversary date he or she is considered a late enrollee and is subject to this coverage’s limitations for late enrollee. Such coverage will start on the date set forth in the Plan’s eligibility provisions.
With respect to health benefit plans effective prior to March 24, 2010, hereinafter referred to as Grandfathered plans, to be eligible such child must not be eligible for health insurance through an employer sponsored health plan; other than the plan of the parent.

In accord with Illinois requirements dependent child means an unmarried dependent child who is under age 30, if the child (i) is an Illinois resident; (ii) served as a member of the active or reserve components of any of the branches of the Armed Forces of the United States; and (iii) has received a release or discharge, other than a dishonorable discharge.

To the extent the policy provides coverage with respect to a dependent child age 26 or more such provisions will continue to apply.

3.	The “Pre-existing Conditions” provision is modified so that the pre-existing condition limitation will not apply to a covered person under the age of 19.

4.	The “Misstatements” provision is modified to provide that no statements contained in an application for the plan or in a written instrument signed by the covered person may be used to rescind coverage, except for fraud or intentional misrepresentation.
B.	With respect to: (a) health benefit plans effective on or after March 24, 2010 but prior to September 23, 2010; (b) Grandfathered plans that lose their grandfathered status, as determined by the Department of Health and Human Services; and (c) Grandfathered plans that amend their plans to include any of the PPACA provisions herein to the extent such amendment will not cause such plan to lose grandfathered status; the following provisions of the rider are effective on the first policy anniversary on or after September 23, 2010.

With respect to health benefit plans effective on or after September 23, 2010; the rider is effective on the effective date of the plan.
1.	The following provisions apply in addition to any preventive care or screenings provided in the plan:

Charges for the following Preventive Care services: (a) physical exams and related lab tests, screening services for: (i) bone mass measurement; (ii) colorectal screening; (iii) mammograms; (iv) Pap tests; (v) pelvic and prostate exams; and (vi) Prostate Specific Antigen (PSA) tests; and any other evidence-based items or services that have in effect a rating of ‘A’ or ‘B’ in the current recommendations of the most current United States Preventive Services Task Force; (b) immunizations that have in effect a recommendation from the Advisory Committee on Immunization Practices of the Centers for Disease Control and Prevention, with respect to the covered person; (c) evidence-informed preventive care and screenings provided for in the comprehensive guidelines supported by the Health Resources and Services Administration for each covered dependent child who is under age 19; and (d) with respect to women, such additional preventive care and screenings not described in (a) above, as provided for in comprehensive guidelines supported by the most current Health Resources and Services Administration for purposes of this paragraph.

In the event the plan utilizes the services of preferred providers, Preventive Care Services are not subject to any deductible; copayments or coinsurance required under the plan when such services are rendered by a preferred provider.

Any exclusion of preventive care services, as described above, that appears in the plan is hereby deleted. Except that in the event the plan utilizes the services of preferred providers, coverage for non-network providers is excluded to the extent that such services are otherwise mandated under Federal or state law.

2.	In the event the plan utilizes the services of preferred providers: (i) emergency care coverage does not require prior-authorization; and (ii) emergency care will be paid such that non-network providers will not be subject to more restrictive coverage limits than a network provider.

3.	The plan is modified to add the following Appeals procedures to the extent that the Policy does not provide an Appeals process. With respect to External Appeals procedures any statutory procedures set forth in the Policy will be followed, or in the absence of such statutory procedures, such procedures required by the Section 2719 of Public law 111-149 will be followed:
Appeal of Adverse Benefit Determinations
If a claim is wholly or partially denied, the claimant will have up to 180 days to make an appeal.

Guardian will conduct a full and fair review of an appeal which includes providing to claimants the following:
•	Notice of appeal processes, and the availability of any applicable office of health insurance consumer assistance or ombudsman established under Section 2793 of Public Law 111-148;

•	the opportunity to submit written comments, documents, records and other information relating to the claim;

•	the opportunity, upon request and free of charge, for reasonable access to, and copies of, all documents, records and other information relating to the claim;

•	a review that takes into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination; and

•	continued coverage pending the outcome of the appeals process.
In reviewing an appeal, Guardian will
•	provide for a review conducted by a named fiduciary who is neither the person who made the initial adverse determination nor that person’s subordinate;

•	in deciding an appeal based upon a medical judgment, consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment;

•	identify medical or vocational experts whose advice was obtained in connection with an adverse benefit determination; and

•	ensure that a health care professional engaged for consultation regarding an appeal based upon a medical judgment shall be neither the person who was consulted in connection with the adverse benefit determination, nor that person’s subordinate.
Guardian will notify the claimant of its decision not later than 45 days after receipt of the request for review of the adverse determination. This period may be extended by an additional period of up to 45 days if Guardian determines that special circumstances require an extension of the time period for processing and so notifies the claimant before the end of the initial 45-day period.

A notification with respect to an extension will indicate the special circumstances requiring an extension of the time period for review, and the date by which the final determination will be made.

4.	In accordance with Section 2716 of HR 3590 (PPACA), the plan will not contain eligibility provisions that are based on the total hourly or annual salary of the employee or otherwise have the effect of discriminating in favor of higher wage employees. It is the responsibility of the Planholder to ensure the plan is in compliance.
C.	With respect to fully insured health benefit plans subject to a collective bargaining agreement ratified prior to March 24, 2010, the provisions appearing in A. above of this rider are effective on the date on which the last of the collectively bargained agreements relating to coverage expires. These plans also will be subject to the provisions appearing in B, if a plan loses its grandfathered status. But these plans may amend their plan to conform to any requirements appearing in A or B, or any other change which may result in the loss of grandfathered status, prior to the end of the agreement. In this case, that amendment will not be treated as a termination of the collective bargaining agreements. Except that if a health benefit plan subject to a collective bargaining agreement is self-funded and loses its grandfathered status the provisions appearing in A and B above are effective on the later of: (i) the first policy anniversary on or after September 23, 2010 or (ii) the date of the loss of grandfathered status.

D.	With respect to Grandfathered plans as of the policy anniversary on or after January 1, 2014, the Dependent Eligibility provisions are modified to delete the requirement that to be considered a dependent child, a child must not be eligible for health insurance through an employer sponsored health plan other than the plan of the parents.

E.	With respect to health benefit plans effective on or after January 1, 2014; and for all other health benefit plans as of the policy anniversary on or after January 1, 2014, any “restricted” benefit year dollar limits under the plan for essential benefits are hereby deleted. Benefit year dollar limits for benefits that are not essential benefits continue to apply. “Restricted” benefit year dollar limits as determined by the Department of Health and Human Services.

F.	With respect to health benefit plans effective on or after January 1, 2014; and for all other health benefit plans as of the policy anniversary on or after January 1, 2014, the pre-existing condition limitations are hereby deleted.

G.	The following is added with respect to Grandfathered plans:

Guardian believes your plan is a “Grandfathered plan” under the Patient Protection and Affordable Care Act (PPACA). Under PPACA, a Grandfathered plan can preserve certain basic health coverage that was already in effect when PPACA was enacted. Being a Grandfathered plan means that your health benefit plan may not include certain PPACA consumer protections that apply to other plans. For example, your health benefit plan may not include benefits for preventive health services; and, in the event the plan utilizes the services of preferred providers, may not include benefits for such services payable with first dollar coverage when received from a preferred provider. However, Grandfathered plans must comply with certain other PPACA consumer protections; for example, the elimination of lifetime dollar limits on essential health benefits.

Questions regarding which protections apply and which protections do not apply to a Grandfathered plan and what might cause a plan to change from grandfathered status can be directed to Guardian at the phone number listed on your ID card. You may also contact the Employee Benefits Security Administration, U.S. Department of Labor at 1-866-444-3272 or www.dol.gov/ebsa/healthreform.This website has a table summarizing which protections do and do not apply to Grandfathered plans.

H.	With respect to Grandfathered plans, the Department of Health and Human Services prohibits a planholder from decreasing its premium contribution rate toward the cost of any tier of coverage for any class of similarly situated individuals by more than 5% below the premium contribution rate for the coverage period that includes March 23, 2010.

This applies regardless if the premium contribution rate is determined based on either (1) the cost of coverage or (2) by formula.

It is the responsibility of the Planholder to ensure the health benefit plan is in compliance and appropriate notification of change is provided to Guardian, in writing, within 10 business days.
In the event there is a conflict between the plan and Public Law 111-148 (PPACA), the terms of Public Law 111-148 will govern.
This rider is part of this Policy. Except as stated in this rider, nothing contained in this rider changes or affects any other terms of this Policy.
The Guardian Life Insurance Company of America
Vice President, Risk Management & Chief Actuary, Group Insurance